As filed with the Securities and Exchange Commission on June 19, 1998
                                                    Registration No. 333-
                                                                         -------

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                             Nittany Financial Corp.
          -------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)

   Pennsylvania                         6035                     23-2925762
----------------------------      -----------------           ---------------
(State or other jurisdiction      (Primary SIC No.)           (I.R.S. Employer
of incorporation or                                          Identification No.)
organization)
               637 Kennard Road, State College, Pennsylvania 16801
                                 (814) 466-6625
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)

                           Mr. David Z. Richards, Jr.
                                    President
                             Nittany Financial Corp.
               637 Kennard Road, State College, Pennsylvania 16801
                                 (814) 466-6625
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                             Samuel J. Malizia, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of                        Proposed         Proposed          Amount
Each Class of      Shares        Maximum     Maximum Aggregate       of
Securities          to be    Offering Price      Offering       Registration
To Be Registered Registered     Per Unit         Price(1)            Fee
--------------------------------------------------------------------------------
Common Stock,
$.10 Par Value    611,000        $10.00         $6,110,000        $1,802.45
--------------------------------------------------------------------------------
(1)      Estimated solely for purposes of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              Subject to Completion
                   Preliminary Prospectus Dated June 19, 1998

                                 611,000 Shares
[LOGO]                            Common Stock
                             NITTANY FINANCIAL CORP.
                         a proposed holding company for
                                  NITTANY BANK
                                (In Organization)


         Nittany Financial Corp., a Pennsylvania corporation (the "Company"), organized to acquire and hold all of the authorized capital stock to be issued and outstanding of Nittany Bank, a proposed United States chartered, FDIC-insured federal savings bank to be located in State College, Pennsylvania (the "Bank"), is offering for sale a minimum 500,000 shares and a maximum of 600,000 shares of the Company's common stock, par value $0.10 per share ("Common Stock") to the general public on a "best efforts" basis for a purchase price of $10.00 per share (the "Offering"). All subscriptions funds tendered will be deposited in an interest bearing escrow account with Roxborough-Manayunk Bank, (the "Escrow Agent") pending completion, termination or cancellation of the Offering. The minimum purchase subscription is 100 shares and the maximum purchase subscription is 30,000 shares. The Offering will expire on __________ ___, 1998, unless extended by the Company to __________ ___, 1998, without further notice to subscribers. See "The Offering and Plan of Distribution." The Company reserves the right, in its sole discretion, to change the purchase limitations and to accept or reject any subscription for Common Stock, in whole or in part. Prior to this Offering, there has been no market for the Common
Stock and there can be no assurance that an active and liquid market will develop after the Offering. The initial directors of the Company purchased 40,000 shares of Common Stock for $300,000 in order to cover preoperating, organizational and Offering expenses in a private placement (the "Private Placement"). Additionally, approximately 10,000 to 11,000 shares of the Common Stock will be issued to a banking holding company as partial payment of a premium on deposits to be assumed by the Bank.

AN INVESTMENT IN THE COMMON STOCK INVOLVES SIGNIFICANT RISKS AND SHOULD BE UNDERTAKEN AS A LONG-TERM INVESTMENT ONLY AFTER CAREFUL EVALUATION OF THE RISK FACTORS ON PAGE 1, HEREOF, AND ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                                                   Price to Public            Underwriting Discounts and     Proceeds to Company
                                                        (1)(3)                   Selling Commissions (2)             (4)
                                                       --------             ----------------------------     -------------------
Per Share:                                              $10.00

  Total Maximum (600,000 shares)                      $6,000,000                           $0                     $6,000,000

  Total Minimum (500,000 shares)                      $5,000,000                           $0                     $5,000,000


(1) The Offering price of the Common Stock was arbitrarily determined by the Company.
(2) The Common Stock offered hereby will be sold on a "best efforts" basis by the officers and directors of the Company, none of whom will receive any commissions or other form of compensation (although such persons may be reimbursed for reasonable expenses incurred in the Offering), and who each qualifies under the safe harbor of Rule 3a4-1 under the Securities Exchange Act of 1934. See "The Offering and Plan of Distribution."
(3) Does not include approximately 11,000 shares of Common Stock to be issued to a bank holding company as partial payment of a premium on deposits to be assumed by the Bank.
(4) Does not include estimated preoperating and organizational expenses of $300,000 that will be paid from the proceeds of the Private Placement.

                  The date of this Prospectus is July ___, 1998

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. In addition, the Company is required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         The Company and the Bank have filed various applications with the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). As required by the applicable regulatory authorities, these applications contain financial projections relating to the Bank. These projections are not part of this Prospectus and while they are based on assumptions that are believed to be reasonable, they should not be relied upon by prospective investors. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that information available from the Company and information in public files and records maintained by the OTS and the FDIC is inconsistent with information presented in this Prospectus, such other information is superseded by the information presented in this Prospectus.

                             REPORTS TO STOCKHOLDERS

         Upon the effective date of the Registration Statement, the Company will be subject to the reporting requirements of the Securities and Exchange Act of 1934 (the "Exchange Act"), which includes requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the SEC. This reporting obligation will exist for at least one year and may continue for fiscal years thereafter, except that such reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the Common Stock of the Company is held of record by less than three hundred persons or if the Common Stock of the Company is held of record by less than five hundred persons and the total assets of the Company have not exceeded $10 million on the last day of each of the Company's three most recent fiscal years.

         Regardless of whether the Company is subject to the reporting requirements of the Exchange Act, the Company intends to furnish its stockholders with annual reports containing audited financial information for each fiscal year. The Company's fiscal year ends on December 31.

                                Table of Contents

                                                                                                                  Page
                                                                                                                  ----

Prospectus Summary.......................................................................................          (i)
Highlights of the Offering...............................................................................         (iv)
Risk Factors.............................................................................................            1
Use of Proceeds..........................................................................................            4
Dividends................................................................................................            6
Dilution.................................................................................................            6
Capitalization...........................................................................................            7
The Offering and Plan of Distribution....................................................................            8
Branch Purchase Agreement................................................................................           12
Unaudited ProForma Financial Information.................................................................           14
Management's Discussion and Analysis of Financial Condition and Results of Operations....................           18
Proposed Business of the Company.........................................................................           18
Proposed Business of the Bank............................................................................           19
Regulation...............................................................................................           25
Management of the Company................................................................................           30
Management of the Bank...................................................................................           30
Description of Capital Stock.............................................................................           34
Legal Matters............................................................................................           37
Experts..................................................................................................           37
Subscription Agreement...................................................................................          A-1


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION NOR TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE COMMON STOCK OF NITTANY FINANCIAL CORP. MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NITTANY FINANCIAL CORP. SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED HEREIN.

                               PROSPECTUS SUMMARY

         This  summary  does not purport to be complete  and is qualified in its
entirety  by  the  more  detailed   information   contained  elsewhere  in  this
Prospectus.

Organizers.......................  The organizers and initial board of directors of the Company are David
                                   Z. Richards Jr., Samuel J. Malizia, William A. Jaffe, D. Michael
                                   Taylor, Donald J. Musso.  See "Management."  The Organizers
                                   previously purchased $300,000 of Common Stock in a Private Placement to fund organizational, preoperating and Offering expenses and plan to subscribe for additional shares in the Offering, for total purchases of approximately $650,000.  The Organizers reserve the right to purchase additional shares in the Offering.  The remaining shares are being offered to the public on a first come, first served basis, subject to the right of the
                                   Company to refuse to accept any subscription in whole or in part for any reason.  All potential investors in the Common Stock in the Offering will have the opportunity to purchase the stock at the same price and on the same terms.

The Company......................  Nittany Financial Corp. (the "Company") was incorporated in December
                                   1997 to acquire and hold all of the authorized capital stock to be issued and outstanding of Nittany Bank (the "Bank").  The Company is currently located at 637 Kennard Road, State College, Pennsylvania,
                                   16801.  The mailing address of the Company is Calder Square, P.O. Box
                                   10283, State College, Pennsylvania, 16805.  The telephone number of the Company at such office is (814) 466-6336.  After the opening of the
                                   Bank, the main office of the Company is expected to be located at 116
                                   East College Avenue, State College, Pennsylvania 16801.  See "Proposed
                                   Business of the Company."

The Bank ........................  The principal business of the Bank will be to accept various types of transaction and savings deposits from the general public and to make mortgage, consumer, small business and other loans.  See "The Bank."
                                   As a result of the Branch Purchase Agreement, the Bank's offices will be located at 116 East College Avenue (main office) and 1276 North
                                   Atherton Street, State College, Pennsylvania; both locations are presently branch offices of a regional commercial bank.  See "Proposed Business of the Bank."

Branch Purchase
Agreement........................  The Company entered into a Branch Purchase and Deposit Assumption
                                   Agreement on March 24, 1998 (the "Branch Purchase Agreement") with
                                   First Commonwealth Bank, a state chartered commercial bank having its principal office in Indiana, Pennsylvania (the "Seller" or "First
                                   Commonwealth").  Pursuant to the Agreement, the Company will assume the deposit liabilities and purchase certain assets of two offices located at
                                   116 East College Avenue and 1276 North Atherton Street, State College,
                                   Pennsylvania (the "Offices").  See "Proposed Business of the Bank."  See
                                   "Branch Purchase Agreement."

Regulatory Approval..............  The Company has pending conditional approval of its application for permission to organize a new federal chartered stock savings bank from the Office of Thrift Supervision (the "OTS") and must satisfy the conditions set forth in the conditional approval (the "Conditional
                                   Approval") before it can complete its organization of the Bank and commence business.  The Company has also pending a Commitment to
                                   Insure Accounts (the "Commitment") of the Bank from the Federal
                                   Deposit Insurance Corporation ("FDIC") in its capacity as administrator of the Savings Association Insurance Fund (the "SAIF") and must satisfy the conditions set forth therein before it can obtain FDIC insurance of its accounts.  Obtaining such insurance of accounts is a condition it must meet in order to complete its organization of the Bank and commence business.  See "Proposed Business of the Company."

The Offering.....................  The Offering consists of a minimum 500,000 shares and a maximum of
                                   600,000 shares of Common Stock at $10.00 per share.  In the Offering, there is a minimum purchase requirement of 100 shares and a maximum purchase limitation of 30,000 shares per subscriber including all affiliates of such subscriber.  The Offering will terminate on __________ ___,
                                   1998, unless extended by the Organizers for an additional period ending
                                   __________ ___, 1998, without additional notice to subscribers.  The
                                   Organizers have no present plans to seek an extension beyond
                                   __________ ____, 1998.  See "The Offering and Plan of Distribution --
                                   Termination or Extension of Offering."

Private Placement for
Preoperating Expenses............  The Directors of the Company previously subscribed in a Private
                                   Placement to an aggregate of 40,000 shares of the Company's Common
                                   Stock at a price of $7.50 per share for a total of $300,000.  The
                                   $300,000, and accrued interest thereon, from the Private Placement has been, and will continue to be, used to pay Offering, organizational and preoperating expenses of the Company and the Bank.  The lower per share price in the Private Placement is in recognition of the significant financial risks incurred and time and efforts expended by such persons.
                                   Subscriptions for the Offering are placed in escrow pending the completion of the Offering and all required regulators approvals to commence operations.  If the Offering is not completed or regulatory conditions are not met, the money will be returned to investors.  In contrast, the subscriptions in the Private Placement have, and will continue to be, expended prior to the receipt of all regulatory approvals and completion of the Offering.

Use of Proceeds..................  All of the proceeds of the Offering are expected to be invested by the
                                   Company in the common stock of the Bank.  See "Use of Proceeds."

Dividends........................  It is the current intention of the Board of Directors to initially fund the growth in assets and deposits of the Bank and not issue cash dividends.
                                   The Company may declare dividends on the Common Stock at some time in the future depending upon the profitability of the Company, its regulatory and financial condition and other factors.  However, no assurance can be given that any dividends will be declared or, if declared, what the amount of dividends will be, or whether such dividends, once declared, will continue.  See Risk Factors "Dividends."

Market for Common Stock..........  It is not anticipated that there will be an active trading market for the
                                   Common Stock upon completion of the Offering or that the Common
                                   Stock will be listed on any exchange.  Investors should have a long-term investment intent.  Investors may not be able to sell their shares when they desire or sell them a price equal to or above the Offering Price.
                                   Following completion of the Offering, it is anticipated that the Common
                                   Stock will be traded on the OTC Bulletin Board.  See "Risk Factors -
                                   Lack of Trading Market."

Payment for Subscription.........  Payments for subscriptions must be for the full amount subscribed and must be made by check, bank draft or money order made payable to
                                   Roxborough-Manayunk Bank, Escrow Agent for Nittany Financial
                                   Corp.," and sent to or delivered to the office of the Company.
                                   Subscriptions will be deemed accepted if notice of rejection is not mailed to the subscriber within ten business days of receipt of the subscription.
                                   See "The Offering and Plan of Distribution - Method of Subscription."
                                   Any payments collected from subscribers will be held in an interest-
                                   bearing escrow account.  If certain conditions are not satisfied by the
                                   Organizers on or before __________ ___, 1998, (unless the Offering is extended to __________ ___, 1998), funds held in the escrow account, including interest thereon after deduction of reasonable Offering expenses if in excess of the $300,000 to be covered by the proceeds of the Private
                                   Placement, will be refunded promptly.  Funds from the escrow account can only be disbursed to the Company following successful
                                   consummation of the Offering and compliance with certain other conditions.  See "The Offering and Plan of Distribution - Escrow
                                   Account."

                           HIGHLIGHTS OF THE OFFERING

Strategy.........................  The State College area is currently serviced almost entirely by large, regional financial institutions headquartered out of State College.  The
                                   Bank is being formed to again provide the area with a bank that is operated and owned primarily by the community with the policies and decisions of the Bank being made by people known to the customers.

                                   In a market dominated by large, regional and statewide banks and their branches, the Bank intends to offer the community an alternative.
                                   Nittany Bank will be highly personalized, community oriented, financial services company delivering the exceptional service that can only come from responsive and local decision-making.  These attributes will make the Bank attractive to local businesses and residents by providing:

                                   oAccessibility to the Bank's President, officers and directors, whether during or after business hours.

                                   oFlexibility in loan and business decisions to account for local community and customer needs.

                                   o  Investment of depositors funds back into the community.

                                   o  Involvement in the community affairs of State College.

                                   o  Competitive products and pricing on a wide array of financial services.

                                   o  Responsiveness to customer needs supported by an experienced and service-oriented staff.

Community Ownership..............  The Organizers of the proposed Company and Bank who have proposed the establishment of the Bank due to their belief that the area of State
                                   College, Pennsylvania, is in need of a locally-headquartered financial institution dedicated to the needs of its community.  As a locally operated financial institution, the Bank will be able to more quickly recognize the needs of the local community, versus out-of-state and out-of-area financial institutions, and implement services, deposits and credit programs, that will fulfill the financial needs of the primary market area of the Bank.  See "Proposed Business of the Bank."

Economic Strength................  The present and projected population base, in addition to the growth in the number of households and presence of the Pennsylvania State
                                   University, are expected to provide a solid customer base for a locally owned financial institution operating in State College.  See "Proposed
                                   Business of the Bank."

New Operation....................  As a newly established financial institution, the Bank will not be burdened with the problem loans and liabilities that have caused some financial institutions major problems.  The Bank intends to structure loans and savings  accounts with  flexibility to  react to  changes  in the interest  rate  environment of today's economy.  Further, the Bank will be able to more easily adapt to the regulatory  changes enacted over the past few  years.

Expertise of Management..........  David Z. Richards will serve as President and Chief Executive Officer.
                                   Mr. Richards is the former President of Mifflinburg Bank & Trust Co.
                                   and Mifflinburg Bancorp, Inc. in Mifflinburg, Pennsylvania.  The Board
                                   of Directors includes local business persons and an attorney and a consultant who specialize in the representation of financial institutions nationally.  Members of the Board of Directors also have involvement in local civic and non-profit organizations, including the Pennsylvania State
                                   University.  See "Management of the Company" and "Management of the
                                   Bank."

Business Plans...................  The Bank has prepared a strategic business plan to provide direction for the Bank over the next several years.  Although the Bank anticipates numerous revisions as to tactics and possibly even to strategy, the basic objectives of the Bank are as follows:

                                   o The Company will pursue aggressive, but controlled balance sheet growth with the Bank originating a broad array of lending products, including secured one to four family residential, home equity, consumer, small business and commercial real estate loans.

                                   o On the liability side, the Bank anticipates attracting deposits emphasizing core deposits and transaction accounts with competitive rates and products, supported by high quality personal banking service.

                                   o The Bank will seek to maintain earnings by emphasizing asset quality and controlling expenses.  The Bank will attempt to secure strategic affiliations with other financial service providers.  Fee income will be positively impacted as these financial services assist customers.

                                   o The Bank intends to outsource non-essential services in order to employ a core group of banking professionals focused on customer needs.

Existing Operations..............  As a result of the Branch Purchase Agreement, the Bank, unlike other de novo financial institutions which start primarily with a charter and a
                                   building,   will  commence   active  business operations immediately from
                                   existing operating  bank  offices  with a deposit  and customer base. In addition to the proceeds of  the Offering,  the deposits  assumed pursuant to the Branch Purchase Agreement will provide  an  immediate  source  of
                                   funds for loans and investments.   The  Bank  also   intends   to continue to
                                   employ the  existing  experienced personnel  at the  Offices  who are  familiar
                                   with   the    operations    and    customers,  supplemented by new senior
                                   management.


                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS WHICH ADDRESS THOSE RISKS MATERIAL TO THIS OFFERING AND THE COMPANY, SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON SHARES OFFERED BY THIS PROSPECTUS. CERTAIN STATEMENTS IN THIS PROSPECTUS ARE FORWARD-LOOKING AND ARE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS OR PHRASES SUCH AS "INTENDED," "WILL BE POSITIONED," "EXPECTS," IS OR ARE "EXPECTED," "ANTICIPATES," AND "ANTICIPATED." THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT EXPECTATIONS. TO THE EXTENT ANY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS CONSTITUTES A "FORWARD-LOOKING STATEMENT" AS DEFINED IN SECTION 27A(i)(l) OF THE SECURITIES ACT, THE RISK FACTORS SET FORTH BELOW ARE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENT.

     INVESTMENT IN THESE SECURITIES INVOLVES SIGNIFICANT RISK. EACH POTENTIAL INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

Potential Total Loss of Investment

     Subscription for the shares of the Company involves significant risk and each subscriber should be financially able to sustain a total loss of his investment in the shares. THE SHARES CANNOT AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

Lack of Operating History

     Both the Company and the Bank are newly formed and neither has any operating history. Accordingly, prospective investors do not have access to all of the information that, in assessing their proposed investment, is available to the purchasers of securities of a financial institution with a history of operations. Because the primary asset of the Company will be the capital stock of the Bank, the Company's operating results and financial position will be dependent upon the operating results and financial position of the Bank. The business of the Bank is subject to the risks inherent in the establishment of any new business and, specifically, of a new federal stock savings bank. As a result of the substantial start-up expenditures that must be incurred by a new bank, the bank (and therefore the Company) may not be profitable for several years after commencing business, if ever. See "Unaudited ProForma Financial Information."

No Assurance of Ability to Raise Additional Capital

     Although the Organizers believe the proceeds from the Offering will be sufficient to support the initial operations and commitments of the Company without additional financing, there can be no assurance that the proceeds of the Offering will be sufficient to meet the future capital requirements of the Company without additional financing. The amount of capital required will depend, among other things, upon operating results, the growth of assets and regulatory requirements. The Organizers have made no commitments to provide additional funds for the operation of the Company. Therefore, investors should not expect the Organizers personally to provide additional funds for the operations or capital requirements of the Company if the proceeds of this Offering are insufficient.

Lack of Trading Market

     Due to the small size of the Offering, it is highly unlikely that an active trading market will develop and be maintained. If an active market does not develop, an investor may not be able to sell his shares promptly or perhaps at all, or sell his shares at a price equal to or above the Offering Price. It is anticipated that the Company's Common Stock will be traded on the OTC Bulletin Board. The Common Stock may not be appropriate as a short-term investment. See "Market for the Common Stock."

Arbitrary Determination of Offering Price

     The Offering price of the Common Stock has been arbitrarily determined by the Organizers as the Company is a new enterprise. Accordingly, there can be no assurance that the shares of Common Stock can be resold at the Offering price or any other amount. See "The Offering and Plan of Distribution - Price and Terms" and "Capitalization."

Dividends

     The Company is a legal entity separate and distinct from the Bank. Because the Company initially will engage in no business other than owning all of the outstanding shares of capital stock of the Bank, the Company's payment of dividends on the Common Stock will generally be funded only from dividends received by the Company from the Bank, which dividends are dependent on, among other things, the Bank's profitability. In addition, the payment of dividends may be made only if the Bank and the Company are in compliance with certain applicable regulatory requirements governing the payment of dividends by each of them. No assurance can be given that dividends on the Common Stock will ever be paid. The Company expects that earnings, if any, will be used initially for operating capital and the Company does not foresee payment of any dividends in the near future. THE COMMON STOCK SHOULD NOT BE PURCHASED BY PERSONS WHO NEED OR DESIRE DIVIDEND INCOME FROM THIS INVESTMENT. See "Dividends."

Government Regulation

     The Company and the Bank will operate in a highly regulated environment and will be subject to examination, supervision and comprehensive regulation by the OTS and the FDIC. Banking regulations, designed primarily for the safety of depositors, may limit a federal stock savings bank's growth and the return to its investors by restricting such activities such as the payment of dividends, mergers with or acquisitions by other institutions, investments, loans and interest rates, interest rates paid on deposits and the creation of branch offices. The Bank also will be subject to capitalization guidelines set forth in federal legislation, and could be subject to enforcement action to the extent the Bank is found by regulatory examiners to be undercapitalized. Laws and regulations applicable to the Company and the Bank could change at any time, and there can be no assurance that such changes would not adversely affect the business of the Company and/or the Bank. In addition, the cost of compliance with regulatory requirements could adversely affect the Company's and the Bank's ability to operate profitably. See "Regulation."

Salaries Paid from Proceeds

     In the absence of adequate revenues from operations and investments, the salaries and benefits of the officers and employees hired will be paid from the proceeds of the Offering. The $300,000 invested by the Organizers in the Private Placement has been used, in part, to pay salaries and benefits during organization, which are included in the estimate of preoperating and organizational expenses disclosed in this Prospectus. See "Use of Proceeds" and "Management of the Bank - Remuneration of Directors and Officers."

Competition

     The Bank's primary market area will be all of the borough of State College and the townships of College, Ferguson, Halfmoon, Harris and Patton, Pennsylvania. See "Proposed Business of the Bank Market Area." The Bank's primary emphasis will be on real estate, consumer and small business lending. As of March 31, 1998, six commercial banks, one savings bank and four credit unions had branches in State College and one commercial bank was headquartered in the State College area. The Bank will be competing for deposits with these larger established institutions as well as with money market mutual funds, brokerage services, private banking and other non-traditional financial intermediaries. The Bank will have to attract its customer base from existing financial institutions and new residents. Many of the competitors will be much larger than the Bank in terms of assets, have more extensive facilities and greater depth of organizational and marketing capabilities, and may initially be able to offer a greater range of services than the Bank. There can be no assurance that the Bank will be able to compete successfully. See "Proposed Business of the Bank Competition."

Possible Lack of Market Growth

     The Organizers' assumptions about the viability of the Company and Bank are based on their projections of growth in population, deposits and housing starts in the State College area, as well as on their projections of interest rates and operating expenses. Although these projections are based on analysis of historical data, they are merely forecasts and may prove to be inaccurate. The State College area has experienced stable and significant growth in population, deposits and housing starts in recent years, but there can be no assurance that such growth will continue in the future or that the Company will benefit from any such growth if it does continue. See "Proposed Business of the Bank - Market Area."

Interest Rate Risk

     The operating results of the Bank will depend to a great extent upon its net interest income, which is the difference between the interest earned on its assets, which will be primarily loans and investment securities, and the interest paid for liabilities, which will be primarily savings deposits. Market interest rates for loans, investments and deposits are highly sensitive to may factors beyond the control of the Company. Such factors include general economic conditions and the policies of various governmental and regulatory authorities. In addition, due to current low prevailing market interest rates, it may be difficult for the Bank to utilize its capital to originate loans and purchase investments at a sufficient yield. See "Proposed Business of the Bank - Lending Activities" and "- Source of Funds."

Proposed Legislation

     A bill, H.R. 10, has been passed by the U.S. House of Representatives, that would curtail the powers of unitary thrift holding companies. Furthermore, other proposed legislation has been considered that might eliminate the federal thrift charter under which the Bank currently operates. If this legislation becomes law, the Bank will be forced to become a state chartered bank or national commercial bank. If the Bank becomes a commercial bank, its investment authority and the ability of the Company to engage in diversified activities would be more limited and could affect the Bank's profitability. See also "Regulation."

Possible Delay in the Opening of the Bank

     The Company anticipates that the Bank will have completed all of the regulatory conditions precedent to commencing business and will have its offices ready for opening within 30 days after completion of the Offering. This date is only a projection, however, and the actual opening date may be later.

Anti-Takeover Provisions

     Certain provisions included in the Articles of Incorporation and Bylaws of the Company are designed to encourage potential acquirors to negotiate directly with the Board of Directors of the Company and to discourage takeover attempts. Such provisions may discourage non-negotiated takeover attempts which certain stockholders could deem to be in their best interests. These provisions also tend to perpetuate management. See "Description of Common Stock - Certain Anti-Takeover Provisions."

Dilution

     After the Offering, the Company, subject to stockholder approval, expects to adopt a stock option plan, with options to purchase stock equal to approximately 10% of the outstanding shares, which will permit the Company to grant options to officers, directors, and key employees of the Company. The option price will be no less than the greater of the fair market value of the Common Stock on the date the option is granted or $10.00 per share. The exercise of options could have a dilutive effect on the stockholders' interest in the Company's earnings and book value. The issuance of 40,000 shares of Common Stock in the Private Placement for $300,000 to cover preoperating expenses will also cause an immediate small decrease in the book value per share of the Common Stock sold in the Offering. In addition, the Company may issue additional shares of Common Stock or preferred stock in the future. Any such stock offering by its nature could be dilutive to the holdings of purchasers in this Offering.
See "Dilution."

Direct Public Offering; No Underwriter

     No commitment exists for an underwriter to purchase any shares in this Offering. Instead, the Company is offering shares of its Common Stock directly to the public on a "best efforts" basis and no assurance can be given that any shares will be sold. If necessary, the Company may enter into a marketing or consulting agreement with a registered broker/dealer to assist in the sale of Common Stock without notice to subscribers. Currently, the Company has no such plans to do so.

                                 USE OF PROCEEDS

     Although the amounts set forth below provide an indication of the proposed use of funds based on the plans and estimates of the Organizers, actual expenses may vary from the estimates. The Organizers believe that the minimum proceeds of $5,000,000 from the Offering will satisfy the cash requirements of the Company and the Bank for their respective first year of operations but there can be no assurance that this will be the case. Because the Company and Bank constitute a new enterprise, the Organizers cannot predict with any certainty to what extent the Bank will generate revenues from investments and loan originations. As a result, the Organizers cannot predict precisely what the actual application of proceeds will be. However, there is no assurance that the proceeds of the Offering will be sufficient to meet the future capital requirements of the Company without additional financing.

     The net proceeds to the Company from the sale of 500,000 and 600,000 shares of Common Stock are estimated at $5,000,000 and $6,000,000, respectively, since the preoperating and Offering expenses estimated at $300,000 are to be paid from the proceeds of the Private Placement. Estimated preoperating and Offering expenses are the total of the following estimated expenses: preoperating salaries and benefits - $148,000; marketing - $10,500; legal - $50,000; accounting - $9,500; consulting -$20,000; printing and office supplies - $10,000; filing fees - $20,000; and other miscellaneous operating expenses -
 $32,000. As a result of delays in the Offering, regulatory comments and other factors, expenses may be significantly greater. On the basis of the foregoing assumptions, gross proceeds, expenses and net proceeds at the Minimum and Maximum Offering amount would be as follows:

                                                         Minimum                       Maximum
                                                         500,000                       600,000
                                                        Shares at                     Shares at
                                                     $10.00 Per Share              $10.00 Per Share
                                                     ----------------              ----------------
Gross Proceeds from Private
  Placement.............................                $  300,000                     $  300,000
Gross Proceeds from Offering............                 5,000,000                      6,000,000
Less Estimated Preoperating and
  Offering Expenses.....................                 (300,000)                      (300,000)
                                                        ---------                      ---------
Estimated Net Proceeds..................                $5,000,000                     $6,000,000
                                                         =========                      =========




     All of the proceeds of the Offering are expected to be invested by the Company in the Common Stock of the Bank. The Bank will use the proceeds from the sale of its Stock to the Company for (i) investment in mortgage, consumer, small business loans, and other loans, (ii) payment of operating expenses or (iii) working capital purposes. Until utilized for operations, investments or lending purposes, proceeds of this Offering will be invested in interest-bearing investments and securities.

                                    DIVIDENDS

     The Board of Directors of the Company initially expects to follow a policy of retaining any earnings to provide funds to operate and expand the Company. Consequently, there are no plans for any cash dividends to be paid in the near future. The Company's ability to pay any cash dividends to its stockholders in the future will depend primarily on the Bank's ability to pay cash dividends to the Company. The payment of dividends may be made only if the Bank is in compliance with certain applicable regulatory requirements governing the payment of dividends. In addition, the payment of cash dividends by the Company is subject to the discretion of the Company's Board of Directors, which will consider a number of factors, including business condition. See "Regulation -- Dividend and Other Capital Distributions Limitations."

                             MARKET FOR COMMON STOCK

     As a newly organized company, the Company has never issued capital stock, and consequently there is no established market for the Common Stock. Following the completion of the offering, it is anticipated that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. If the Common Stock cannot be quoted and traded on the OTC Bulletin Board it is expected that the transactions in the Common Stock will be reported in the pink sheets of the National Quotation Bureau, Inc.

      The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. Investors should have a long-term investment intent. Investors may not be able to sell their shares when they desire or sell them at a price equal to or above the Offering Price.

                                    DILUTION

The following table illustrates, assuming the receipt of the common stock subscriptions receivable, branch acquisitions shares issued, and assuming the minimum or maximum shares to be issued in the Offering and the branch acquisitions:

                                                                                       500,000              600,000
                                                                                        Shares               Shares
                                                                                       Minimum              Maximum
                                                                                       -------              -------
Offering price per share                                                                $10.00               $10.00
                                                                                         -----                -----

  ProForma net tangible book value per
  share at March 31, 1998                                            $5.62

  Increase per share attributable to receiving
  organizers stock subscriptions receivable                           0.63
                                                                      ----
  ProForma net tangible book value per
  share after branch acquisitions, but before                        $6.25                6.25                 6.25
  Offering

  Increase per share attributable to stock
  issued to 1st Commonwealth to effect                                                     .78                  .78
  branch acquisitions price

  Increase per share attributable to new
  investors from Offering                                                                 2.25                 2.36
                                                                                          ----                 ----

  ProForma net tangible book value per
  share after branch acquisitions, and after                                              9.28                 9.39
                                                                                          ----                 ----
  Offering

  Dilution per share to new investors from
  Offering and branch acquisitions                                                       $0.72                $0.61
                                                                                          ====                 ====



                                 CAPITALIZATION

     The table set forth below shows the proforma capitalization of the Company immediately following completion of the Private Placement and Offering as though the Private Placement and Offering had been completed on March 31, 1998, assuming that 500,000 and 600,000 shares of Common Stock are sold pursuant to the Offering, after deduction of Private Placement and Offering of $300,000.

                             PROFORMA CAPITALIZATION

                                                                 500,000                600,000
                                                               Shares Sold            Shares Sold
                                                               -----------            -----------
                                                                         (In thousands)
Common Stock ($0.10 par value
  Authorized - 10,000,000 shares; Assumed
  outstanding 550,000 and 650,000 shares
 (1)..................................................         $        55           $        65

Preferred Stock ($0.10 par value)
  Authorized - 5,000,000; Assumed
  none outstanding....................................                  --                    --

Additional Paid-In Capital............................               5,330                 6,320

ProForma Retained Deficit.............................                (285)                 (285)
                                                                 ---------            ----------

    Total Stockholders' Equity........................          $    5,100           $     6,100
                                                                 =========            ==========

------------------
(1) In addition to the 500,000 to 600,000 shares to be issued pursuant to the Offering, 40,000 shares have been issued to Organizers pursuant to the Private Placement. Also includes approximately 10,000 shares of Common Stock to be issued to a bank holding company as partial payment of a premium on deposits to be assumed by the Bank.

                      THE OFFERING AND PLAN OF DISTRIBUTION

Price and Terms

     In order to pay preoperating expenses, which includes salaries, accounting, printing, filing fees, consulting fees and legal fees, the Organizers purchased 40,000 shares of Common Stock for $300,000 in a Private Placement. The Offering consists of a minimum of an additional 500,000 shares and a maximum of an additional 600,000 shares of Common Stock for a purchase price of $10.00 per share. The purchase price, although believed to be fair and reasonable by the Organizers, by necessity was determined arbitrarily because the Company has not yet commenced operations and cannot commence operations under applicable OTS and FDIC regulations until after the successful completion of the Offering, receipt of insurance of accounts, and satisfaction of all conditions of the Conditional Approval and the Commitment. The Organizers and officers of the Company have already purchased $300,000 in the Private Placement and are expected to purchase additional shares in the Offering, resulting in total purchases of approximately $650,000. The 500,000 - 600,000 shares are being offered to the public in the Offering are subject to a minimum purchase requirement of 100 shares per subscriber and a maximum purchase limitation of 30,000 shares per subscriber and his affiliates. The Organizers reserve the right to increase the amount of Common Stock they purchase in the Offering. In addition to the shares of Common Stock issued in the Private Placement and Public Offering, approximately 10,000 shares of Common Stock will be issued pursuant to the Branch Purchase Agreement to the holding company of First Commonwealth Bank. Subscribers should be aware that beneficial ownership of 5% or more of the shares could obligate the owner to comply with certain reporting and disclosure requirements of federal banking and securities laws. For purposes of determining the maximum purchase limitation, the term subscriber includes all persons who are affiliates of the person submitting the subscription in question (an affiliate is a person that directly or indirectly, controls, is controlled by or is under common control with, the person specified). The Company reserves the right to reject any subscription, in whole or in part, with or without cause, but will inform the subscriber of the reason for such rejection.

     The proceeds from the sale of the shares of Common Stock offered hereby will be placed in a separate interest-bearing escrow account (the "Escrow Account") pursuant to an escrow agreement by and between Roxborough-Manayunk Bank, Philadelphia, Pennsylvania and the Company (the "Escrow Agreement") until final regulatory approvals are granted. The Common Stock will not be issued and the funds held in the Escrow Account will not be released to the Company until successful consummation of the Offering and until all of the conditions of the Conditional Approval and the Commitment have been satisfied and final certification of insurance of accounts has been issued to the Company. If final regulatory approvals are not received by __________ ___, 1998, unless extended with the approval of the FDIC and the OTS, or if the Offering is terminated at an earlier date, the funds available from the Escrow Account, including interest thereon, after deduction of reasonable Offering expenses not covered by the Private Placement, will be repaid to investors. Offering expenses include, among others, filing fees, cost of professional and consulting services, travel expenses and printing, postage, telephone and supply costs. The Escrow Agent is expected to place the funds held in the Escrow Account solely in savings deposits at its regular money market deposit account rate. Until the regulatory authorities authorize the Organizers to use the proceeds of this Offering to capitalize the Company, the $300,000 invested by Organizers of the Company in the Private Placement will be used to pay for expenses incurred. Upon disbursement of funds from the Escrow Account to the Company, the investment earnings or losses on the Escrow Account will be the property of the Company.

Method of Subscription

     All subscriptions must be made by completing a Subscription Agreement. Additional copies of the Prospectus and Subscription Agreement may be obtained by contacting the Company at the address set forth below. Subscriptions will not be binding on subscribers until accepted by the Company. SUBSCRIPTIONS WILL NOT BE ACCEPTED UNLESS ACCOMPANIED BY PAYMENT IN FULL AT THE SUBSCRIPTION PRICE. The Company reserves the right to reject any subscription, in whole or in part, with or without cause, but will inform the subscriber of the reason for such rejection. The Company will refuse any subscription by sending written notice to the subscriber by personal delivery or first-class mail within ten calendar days after receipt of the subscription, and the subscriber's Subscription Agreement and refund of payment will accompany such notice, together with a statement as to the reason for such rejection. Any Subscription Agreement which is completely and correctly filled out, which is accompanied by proper and full payment and which is physically received at the offices of the Company by any employee or agent of the Company, shall be deemed to have been accepted if it is not refused as hereinbefore provided within ten business days after such receipt.

     The Conditional Approval requires the Company to furnish the OTS with a list of shareholders and certain information about their purchases. The Conditional Approval also requires that the Company furnish the OTS with the address of shareholders and number of shares subscribed for at least 30 days prior to the opening date. Failure to provide the information or to indicate that it is not applicable will result in rejection of the subscription.

     All subscriptions in the Offering are subject to a 100 share minimum and a 30,000 share maximum purchase requirement per subscriber, including affiliates of the subscriber. A completed Subscription Agreement and payment in full (made in the manner specified below) of the total subscription price for the number of shares subscribed should be mailed directly to the Company at the following address:

                             Nittany Financial Corp.
                                  Calder Square
                                 P.O. Box 10283
                        State College, Pennsylvania 16805


     Subscriptions and payment in full also may be delivered in person to the office of the Company at 637 Kennard Road, State College, Pennsylvania between 10:00 a.m. and 5:00 p.m., Monday through Friday. If the Offering is canceled, all subscriptions will be promptly refunded. See "- Return of Subscription Funds."

     IMPORTANT: PAYMENTS MUST BE MADE IN UNITED STATES FUNDS BY CHECK, BANK DRAFT OR MONEY ORDER PAYABLE TO "ROXBOROUGH-MANAYUNK BANK ESCROW AGENT FOR NITTANY FINANCIAL CORP." FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE SUBSCRIPTION AGREEMENT WILL RESULT IN THE SUBSCRIPTION BEING RETURNED BY THE COMPANY.

Plan of Distribution

     The shares are being offered to the public through the directors and officers of the Company, none of whom is affiliated with a securities broker or dealer. No commission or other sales compensation will be paid to any Organizer in connection with the Offering. The Company has not entered into any marketing or consulting agreement with a registered broker/dealer. If necessary, the Company may enter into an agreement with a registered broker/dealer to assist in the sale of Common Stock in the Public Offering, without notice to subscribers.

     None of the Company's personnel participating in the Offering are registered or licensed as a broker or dealer or an agent of a broker or dealer. The Company's personnel will assist in sales activities in connection with the Offering pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 ("Rule 3a4-1"). Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of such issuer if the associated person meets certain conditions. Such conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participating, that such person not be associated with a broker or dealer and that such person observe certain limitations on his participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by, or is under common control with, the issuer.

Escrow Account

     The Offering is being made subject to the requirement that at least 500,000 shares are sold. Pending receipt of insurance of accounts, payments received from subscribers will be held in an interest-bearing escrow account maintained with the Escrow Agent. Funds in the Escrow Account may not be reached by creditors of the Organizers. The agreement with the Escrow Agent includes the following provisions:

     (a) Payments of subscribers will be identified to each subscriber and will be deposited by the Escrow Agent in the Escrow Account, which shall be known as "Nittany Financial Corp. - Stock Purchase Account," and shall be held in escrow and disbursed, including the interest earned thereon, only in accordance with the provisions of the Escrow Agreement.

     (b) The Escrow Agent will maintain its records of the Escrow Account so that each subscriber will be entitled to FDIC insurance with respect to all funds up to $100,000 paid by such subscriber.

     (c) Funds deposited in the Escrow Account shall earn interest at the Escrow Agent's current money market rate.

     (d) Upon receipt of written confirmation that the Company has obtained FDIC insurance of its accounts, the Escrow Agent will pay any and all funds in the Escrow Account to the order of the Company.

          In the event that such confirmation is not received by __________ ___, 1998, unless extended with the approval of the FDIC and the OTS, all funds in the Escrow Account, including interest thereon after deduction of any reasonable Offering expenses not covered by the proceeds of the Private Placement, will be returned to subscribers promptly. However, if the time to satisfy the conditions for approval of the organization of the Company is extended and written evidence thereof is presented to the Escrow Agent, no funds shall be distributed to the subscribers prior to the expiration date of such extension. Subscribers will not be entitled to any return of funds prior to such date. The Escrow Agent may conclusively rely on a certificate of the president of the Company stating the amount of organizational expenses.

     (e) The Escrow Agent will be liable only for moneys received by it and not disbursed by it pursuant to the provisions of the Escrow Agreement.

     (f) The Company has agreed to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or bad faith on the part of the Escrow Agent.

     (g) All interest earned and accrued on the deposited subscription funds shall accrue for the benefit of the subscribers and the Company and the Escrow Agent shall report such interest as having been earned by the Company. All interest earned, after deduction of organizational expenses, shall be paid upon disbursement as provided in paragraph (d) above.

     (h) The Escrow Agent's fees will be paid by the Company and the Escrow Agent is authorized to deduct such fees from the interest earned on the Escrow Account.

Termination or Extension of the Offering

          The Offering will terminate at 5:00 p.m., State College, Pennsylvania Time, on __________ ___, 1998, unless extended by the Company for an additional period ending on __________ ___, 1998. The Company may not extend the Offering beyond __________ ___, 1998, without the approval of the OTS. If the Offering extends beyond __________ ___, 1998, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. If an extension to the Offering is obtained, subscribers would be provided a supplemental offering prospectus, declared effective by the Securities and Exchange Commission ("SEC"), and an opportunity to increase (dependent upon the availability of shares), decrease or rescind their subscriptions. The Company will deliver an effective prospectus to all persons to whom the securities offered hereby are to be sold at least 48 hours prior to the acceptance or confirmation of sale to such persons or to send such a prospectus to such persons under circumstances that it would normally be received by them 48 hours prior to acceptance or confirmation of the sale.

     The right of any person or entity to purchase shares in the Offering is subject to the right of the Company, in its sole discretion, to accept or reject such purchases in whole or in part. See - "Method of Subscription". The Company currently intends to terminate the Offering as soon as it has received orders for 600,000 shares of the Common Stock available for purchase in the Offering.

     The Organizers will mail to all subscribers and other persons who have received a Prospectus written notice of any such determination to terminate the Offering at least seven days prior to such terminations. During this seven day period, the Organizers may continue to accept subscriptions for up to 600,000 shares. There will be only one closing.

Return of Subscription Funds

     In the event that the Offering is not consummated by __________ ___, 1998, and the other conditions for final approval set forth in the Conditional Approval and the Commitment are not satisfied by that date, unless extended with the approval of the FDIC and the OTS, then the Offering will terminate on such date and all funds, including interest thereon after deduction of any reasonable organizational expenses not covered by the proceeds of the Private Placement, will be promptly returned to subscribers by the Escrow Agent. Organizational expenses include, among other things, filing fees, cost of professional and consulting services, travel expenses and printing, postage, telephone and supply costs. Subscribers will not be entitled to any return of funds during the Offering period.

Stock Certificates

     Promptly after receipt of final regulatory approval and authorization to do business, the Company will cause to be mailed or delivered to each subscriber stock certificates representing the shares of Common Stock purchased by such subscriber.

                            BRANCH PURCHASE AGREEMENT

     The Company entered into a Branch Purchase Agreement on March 24, 1998 with First Commonwealth Bank, a state chartered commercial bank having its principal office in Indiana, Pennsylvania (the "Seller"). Pursuant to the Branch Purchase Agreement, the Company will assume the deposit liabilities and purchase certain assets of two offices located at 116 East College Avenue and 1276 North Atherton Street, State College, Pennsylvania (the "Offices").

     The Company will pay the Seller a premium in the form of cash equal to nine (9%) and in the form of stock equal to one (1%) times the deposit liabilities less certain excluded deposits (i.e., jumbo certificates of deposits and IRA accounts). Based upon deposit liabilities of $11.4 million less excluded deposits of $983,000 at March 31, 1998, the total premium would be approximately $935,460 in cash and $103,940 in stock. The stock issued to the Seller will be in addition to the Common Stock sold in the Offering and will be at the $10.00 per share price. Additionally, the Bank will purchase the furniture, fixtures and equipment at the Offices in an amount equal to the Seller's book value of approximately $30,000.

     The Offices are currently being operated under the name of Central Bank. The office at 116 East College Avenue has 2,106 square feet of retail space plus basement storage capability. This office will serve as the main office for The Bank. The current lease has an annual rental of approximately $40,000 and expires July 31, 2004. The lease may be assigned and is renewable for two additional five year periods. The 116 East College Avenue office is located in the heart of downtown State college, across from "Old Main" on the campus of Penn State University. Two automatic teller machines are located at this office.

     The second office of the Bank will be located in the current Central Bank office at 1276 North Atherton Street. The branch is a leased, brick banking facility with two dive-up banking lanes. North Atherton Street is a strategic location in the market as both a retail commercial district and a thoroughfare for commuting workers to the newer residential areas of the market. The building was originally built as a branch for Landmark Savings Bank in 1987. Ten parking spaces are assigned according to the lease, which expires on May 30, 2007. There are four additional five year renewal periods. This office will serve as the branch banking and lending center for the Bank. The current annual rent for the
 .344 acre site and branch is $44,531. The Bank also intends to lease approximately 1,000 additional square feet within the same facility for $21,373. The entire facility is 3,120 square feet.

     The Branch Purchase Agreement is subject to several conditions, including the required approval of government regulatory authorities and the consent of the landlords for the Company to assume the leases on the Offices.

     The Branch Purchase Agreement may be terminated (1) by mutual agreement of the parties, (2) inability to obtain regulatory approval, or (3) failure to close the transaction within the earlier of September 30, 1998 or within 30 days after the receipt of the required regulatory approvals, unless extended.

     The Bank intends to make minor renovations to the facilities prior to, or shortly after, opening. Most of the renovations will be cosmetic in nature or will provide additional private office space within the facilities. Both structures are in good condition.

     The bank intends to contract for data processing services with LUN Data Inc. (LUN) and the Kirchman Corporation. LUN was organized in the mid-1980's for the purpose of serving as a data processing consortium for community banks. The Bank will become an equal owner of the corporation with eight other institutions. The initial purchase price for the equity share in LUN Data will be $20,000 for 400 shares. In addition, a licensing fee for the software to the Kirchman Corporation is estimated to be $13,000.

     LUN will perform substantially all of the data services needed by the Bank. Included in the LUN service will also be statement rendering and mailing, image statements, telephone banking and ATM/debit card processing.

     The Company presently occupies office space at 637 Kennard Road, State College, Pennsylvania. It is expected that sometime after the opening of the Bank, the Company will move its headquarters to 116 East College Avenue.

                    UNAUDITED PROFORMA FINANCIAL INFORMATION

     The following unaudited proforma financial information and explanatory notes have been derived from the historical financial statements of the Company, adjusted to give effect to the sale of the minimum number of shares and the maximum number of shares in the Offering, and to the purchase and assumption agreement (Agreement) with Commonwealth First Bank, regarding the branch offices located in State College , Pennsylvania. The Unaudited ProForma Consolidated Balance Sheet assumes that such transactions occurred on March 31, 1998, and that the Company's application for the formation of the Bank, which will operate these branch offices, has been approved. No consolidated proforma income statement is presented because as of March 31, 1998, the Company has only been in existence for approximately four months, and activity incurred through this date has been dedicated to the formation of the Bank. The unaudited proforma financial information is not necessarily indicative of the financial position that would have occurred had the transactions reflected therein occurred on the dates presented, nor are they indicative of the financial position of future periods. The Company and Commonwealth First Bank intend that the sale of certain assets and the transfer of the deposit liabilities of the subject branch offices will be accounted for using the purchase method of accounting. The proforma adjustments with respect to the Agreement are subject to change prior to the closing date of the transactions.

                             NITTANY FINANCIAL CORP.
                         PROFORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                   (UNAUDITED)

                                                                                                              Company      Company
                                                                           Commonwealth    ProForma         As Adjusted  As Adjusted
                                    Minimum No.        Maximum No.            Branch      Acquisitions      Minimum No.  Maximum No.
                         Company     of Shares         of Shares           Acquisitions   Adjustments        of Shares    of Shares
                        ---------   ----------         -----------        -------------- --------------     -----------  -----------

ASSETS
Cash and interest-
  bearing deposits
  in banks              $ 146,448   $4,851,083  (a)    $5,851,083  (a)    $   225,000     $10,182,540  (f) $15,405,071  $16,405,071

Premises, Furniture
  and Equipment             2,649            -                  -              34,000                           36,649       36,649

Intangible assets               -            -                  -                   -       1,039,400  (f)   1,039,400    1,039,400

Due from
  Commonwealth                  -            -                  -         $11,118,000     (11,118,000) (f)           -            -

Deferred
  organization costs       70,000      (70,000) (b)        70,000  (b)              -               -                -            -
                        ---------    ---------         ----------          -----------     -----------      -----------  ----------

   TOTAL ASSETS         $ 219,097   $4,781,083         $5,831,083         $11,377,000     $   103,940      $16,481,120  $17,481,120
                         ========    =========          =========          ==========      ==========       ==========   ==========

LIABILITIES

Deposits                $       -   $        -         $        -         $11,377,000     $         -       11,377,000  $11,377,000

Accounts payable and
  accrued expenses         70,180      (70,000) (c)       (70,000) (c)              -               -              180          180

Advances from
  organizers                    -            -                  -                   -               -                -            -
                        ---------    ---------          ---------          ----------      ----------       ----------   ----------

   TOTAL LIABILITIES       70,180      (70,000)           (70,000)         11,377,000               -       11,377,180   11,377,180
                         --------    ---------            -------          ----------      ----------       ----------   ----------

STOCKHOLDERS' EQUITY

Preferred stock                 -            -                  -                   -               -                -            -

Common stock                2,650       51,350  (d)        61,350  (d)              -           1,039  (f)      55,039       65,039

Common stock
  subscribed                1,350       (1,350) (e)        (1,350) (e)              -               -                -            -

Additional paid-in
  capital                 296,000    4,935,000  (d)     5,925,000  (d)              -         102,901  (f)   5,333,901    6,323,901

Retained deficit          (49,830)    (235,170) (b)      (235,170) (b)              -                         (285,000)    (285,000)
                         --------    ---------          ---------         -----------         -------       ----------   ----------

                          250,170    4,749,830          5,799,830                   -         103,940        5,103,940    6,103,940

Common stock
  subscriptions
  receivable             (101,253)     101,253  (e)       101,253  (e)              -               -                -            -
                         --------    ---------            -------         -----------     -----------       ----------   ----------

   TOTAL STOCKHOLDERS'
     EQUITY               148,917    4,851,083          5,901,083                   -         103,940        5,103,940    6,103,940
                         --------    ---------          ---------         -----------      ----------       ----------   ----------

   TOTAL LIABILITIES
     AND STOCKHOLDERS'
     EQUITY             $ 219,097   $4,781,083         $5,831,083         $11,377,000     $   103,940      $16,481,120  $17,481,120
                         ========    =========          =========          ==========      ==========       ==========   ==========

                          (see notes on following page)

--------------
(a) The net cash to be received, including amounts due from organizer's stock subscriptions receivable that were outstanding at March 31, 1998, and after payments are made for certain costs incurred.

                                                                             Number of Shares Sold
                                                                      -----------------------------------
                                                                        Minimum                 Maximum
                                                                      -----------             -----------

Proceeds from offering..................................              $5,000,000              $6,000,000
Proceeds from organizer's subscriptions at March 31.....                 101,253                 101,253
Less:
Payment for deferred and additional organization costs..                (235,170)               (235,170)
Payment for deferred offering costs.....................                 (15,000)                (15,000)
                                                                       ---------              ----------
                                                                      $4,851,103              $5,851,103
                                                                       =========               =========



(b) Reflects the reclass of the deferred organization and offering costs against the offering proceeds and available cash at March 31, 1998. Organizational costs to be incurred are estimated to be $235,000, and will be charged to operating expenses when paid. Such items are construed to be start up activity expenditures, relating primarily to the regulatory application processes for the proposed bank formation and the branch office acquisitions. These costs are for consulting, legal , accounting and audit services , as well as for regulatory filing fees and outside marketing assistance. These costs also include in-formation period expenses to be incurred for normal operations and salary and benefits of staff through the successful completion of the stock offering and regulatory approval processes.

(c) Reflects the payments of payables outstanding at March 31, 1998 for offering and organizational costs.

(d)  Reflects   stockholders'  equity,  after  payments  are  made  for  certain estimated costs incurred in the offering :

                                                                            Number of Shares Sold
                                                                      ----------------------------------
                                                                        Minimum                 Maximum
                                                                      -----------             ----------

Proceeds from offering..................................              $5,000,000              $6,000,000
Less:  Offering costs...................................                 (15,000)                (15,000)
                                                                       ---------               ---------
Net proceeds from offering..............................               4,985,000               5,985,000
Less:  Par value of common stock........................                 (50,000)                (60,000)
                                                                       ---------               ---------

Additional Paid in Capital..............................              $4,935,000              $5,925,000
                                                                       =========               =========


(e) Reflects receipt of cash due from organizer's for stock subscriptions receivable outstanding at March 31, 1998.

f) Reflects the effect of the branch office acquisition from First Commonwealth as follows:

     1.   Deposits and accrued interest to be assumed................................         $11,377,000
          Leasehold improvements, fixtures and equipment to be acquired..............             (34,000)
          Teller, vault and ATM cash funds to be acquired............................            (225,000)
          Deposit premium paid in cash (9% x 10,394,000).............................            (935,460)
                                                                                               ----------

          Net cash due from First Commonwealth.......................................         $10,182,540
                                                                                               ==========

     2. The Company has also agreed to purchase any loans outstanding, in the form of overdraft lines and those secured by deposits of the offices being acquired. Management has indicated that such loans, if any, are minimal in amount and would be purchased at a price equal to book value from First Commonwealth.

     3. Leasehold improvements, fixtures and equipment are to be purchased at book value from First Commonwealth. This purchase price approximates the estimated fair value of the items to be purchased. There is no land or buildings to be purchased. The proposed bank will assume the remaining facilities operating leases.

     4. The total deposits that are to be assumed, and subject to the purchase premium calculation exclude IRA and certificates of deposit greater than $100,000. The deposit premium paid by the Company of 10% will be paid in cash and stock, as follows:

          Total premium payable in cash (9%).........................................         $  935,460
          Total premium payable in common stock of Company (1%)......................            103,940
                                                                                               ---------
                   Total premium payable.............................................         $1,039,400
                                                                                               =========


     The premium to be paid in the form of stock represents 10,394 shares of common stock of the Company, issued at a market value of $10 per share. Such shares will be issued in addition to those shares available through the Offering.

     The intangible assets represent the deposit premium paid, classified into two components; core deposit intangible and goodwill. The weighted average life of these intangible assets, that will be used in subsequent periods for amortization purposes, is estimated to be 10 years.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


     The Company was incorporated under the laws of the Commonwealth of Pennsylvania on December 8, 1997, for the purpose of becoming a unitary savings and loan holding company, which will own all of the outstanding shares of capital stock of a proposed federal stock savings bank, Nittany Bank (the "Bank"). It is anticipated, though there is no assurance, that the Company will receive regulatory approval to open the Bank during the third quarter of 1998.

     Prior to the Offering, the only material source of funds for the Company has been private sales of the Company's common stock to the initial directors of the Company at a price of $7.50 per share. In connection with such sales, the initial directors purchased or subscribed to 40,000 common shares of the Company. As of March 31, 1998, the Company had received aggregate gross proceeds of $199,000, in addition to subscription receivables of $101,000. All subscriptions are expected to be paid by June 30, 1998.

     The Company and the Bank are newly formed and have no prior operating history. The operating results of the Company will be dependent upon the operating results of the Bank. The Bank will to a large extent be a first mortgage lender on real estate and its profitability will depend in large part on the real estate market area of its primary market area. The Bank will incur operating expenses and there can be no assurances as to when, if ever, the Bank will generate sufficient revenues to operate profitably. Assuming that the minimum net proceeds from the offering are raised, the Company presently believes that it will have sufficient capital resources to meets its commitments over the next twelve months. See "Use of Proceeds", "Unaudited ProForma Financial Information"; and "Branch Purchase Agreement."

                        PROPOSED BUSINESS OF THE COMPANY

General

     The Company was incorporated under the laws of the Commonwealth of Pennsylvania on December 8, 1997, primarily to be the holding company of the Bank. The Company has not conducted any business activities to date other than entering into the Branch Purchase Agreement and those necessary by the Company to obtain regulatory approval for the Bank and to proceed with the Offering. The Company initially will engage in no business other than owning all of the outstanding shares of capital stock of the Bank and, as of the date of this Prospectus, the Company does not intend to engage in any additional business. Accordingly, the Company's initial earnings will be dependent upon dividends received by the Company from the Bank, which dividends are dependent on the Bank's profitability and the Bank's compliance with certain regulatory requirements. See "Regulation - Savings Institution Regulation -- Dividend and Other Capital Distribution Limitations."

     The Company may not acquire the capital stock of the Bank without the approval of the Office of Thrift Supervision (the "OTS"). On April 7, 1998, the Company filed with the OTS an Application for Permission to Organize the Bank, and on April 21, 1998 filed an Application for Branch Purchase and an Application H-(e)1 to become the holding company for the Bank. These Applications were filed to obtain the necessary approvals and these approvals were conditionally granted by the OTS on __________ ___, 1998. An FDIC Application for Federal Deposit Insurance was also filed on April 7, 1998 and approval was conditionally granted on __________ ___, 1998. Upon satisfaction of the conditions of the Offering and of the regulators and the release of escrowed funds to the Company, the Company will proceed to acquire all of the shares of capital stock of the Bank and the Company will become, subject to the Bank's compliance with certain regulatory requirements discussed below, a unitary savings and loan holding company. As such, the company will be subject to examination and comprehensive regulation by the OTS. Since the Company will own only one savings bank, it generally will not be restricted in the types of business activities in which it may engage, provided that the Bank retains a specified amount of its assets in housing-related investments. See "Regulation - Holding Company Regulation."

     The Company is currently located at 637 Kennard Road, State College, Pennsylvania. The telephone number is (814) 466-6336. The Company expected, upon the opening of the Bank, to relocate to the main office of the Bank at 116 East College Avenue, State College, Pennsylvania. At the present time, the Company does not intend to have any employees other than its officers. The Company may utilize the support staff of the Bank from time to time. The Company initially will engage in no business other than owning all of the outstanding shares of capital stock of the Bank; therefore, the competitive conditions to be faced by the Company will be the same as those faced by the Bank.

                          PROPOSED BUSINESS OF THE BANK

General

     The proposed business of the Bank will primarily consist of accepting deposits and originating mortgage, consumer, small business and other loans. The Bank intends to supplement its portfolio of loans with investment securities deemed prudent by the Board of Directors. Upon approval of the Application for Branch Purchase filed on behalf of the Bank, the Bank will assume the deposits of the Offices and seek to attract new deposits. The deposits are anticipated to be comprised of traditional demand and time deposits. The Bank intends to aggressively offer a checking account, a passbook savings account and a money market account at a competitive interest rate. The loans the Bank anticipates originating will consist of adjustable and conventional fixed-rate residential real estate mortgage loans and commercial real estate mortgage loans. The Bank will also offer small business, home equity, and consumer loans.

     The Organizers' assumptions as to the viability of the Bank, as represented in their business plan, are based on projections of population growth, deposit growth and housing development in the market area and adjacent communities, as well as on assumed levels of interest rates and operating expenses. These projections and assumptions are thus subject to the hazards of forecast and may prove to be inaccurate. Furthermore, although the market area has experienced significant growth in recent years, there can be no assurance this growth will continue or that the Bank will benefit from any growth.

FDIC Conditions

     On __________ ___, 1998, the Organizers received a Commitment to Insure Accounts from the FDIC. The Commitment is also subject to certain conditions which must be met before insurance of accounts will be granted. The Commitment expires on __________ ___, 1998. The primary conditions imposed pursuant to the Commitment are set forth below.

     No Common Stock of the Company may be issued and the escrowed subscription funds may not be released to the Company until all of the conditions of the Conditional Approval and the Commitment have been satisfied and final certification of insurance of accounts has been issued to the Bank.

     The Organizers and management have made what they believe are proper and adequate arrangements to comply with each of the conditions set forth in the Conditional Approval and the Commitment and will present documentation to that effect to the OTS and to the FDIC. In the event that all conditions are not satisfied by such date, the Organizers may seek extensions of the Conditional Approval and the Commitment from the OTS and the FDIC, respectively. Any such extension would not, however, extend the termination date of the Offering, separate approval of which would have to be requested from the OTS. There can be no assurances that extensions of the Conditional Approval, the Commitment or the Offering would be granted. The Organizers anticipate that all conditions that have not already been satisfied will be satisfied by the time this Offering is complete or shortly thereafter. There can be no assurance, however, that the Company will satisfy each of the conditions. Failure to satisfy all of the conditions will result in abandonment of the effort to organize the Company and a return of all subscriptions.

Prospects

     Although investment in its Common Stock involves significant risk, the Organizers believe that the Company will be able to compete effectively. Furthermore, as a stock-owned institution, the Bank will not be subject to the limitations on raising capital that have constrained mutual institutions, and will have the opportunity to raise capital from institutional and other private investors, especially in the current strong stock market.

     As a result of several mergers throughout the past decade, small local financial institutions which were organized and headquartered in State College have essentially been eliminated. The Company, through the Bank, intends to fill what it perceives to be a significant market niche that exists in State College. State College is currently served almost entirely by large, financial institutions, most of which are based outside of State College. The Bank will have local owners, directors and senior management and therefore should be able to be more responsive to the banking needs of the local community. However, there can be no assurance that the Bank will achieve this goal.

     In the current environment of bank mergers, acquisitions, and consolidations, there is a perceived need for banks focused on the needs of the local community. This void of community focused banks is particularly evident in the State College area. The organizers of the proposed Bank intend to provide a community bank oriented toward the Pennsylvania State University, local residents and small businesses in this rapidly developing area. The face of the Centre Region is changing dramatically, with numerous business projects currently under constructions and/or planned for the near future. As the residents and the businesses in the region have changed so have the banks servicing the area.

     The Bank believes that the following attributes will make the Bank attractive to the local business people and residents:

o Direct and easy access to the Bank's President, officers and directors by members of the community, whether during or after business hours.

o Local conditions and needs will be taken into account by the Bank when deciding loan applications and making other business decisions affecting members of the community.

o A personalized relationship banking approach that is supported by decision making that is local and responsive to customer needs.

o Offering competitive interest rates and fees on passbook and checking accounts

o    Prompt review and processing of loan applications.

o    Depositors' funds will be invested back into the community.

o    Positive involvement of the Bank in the community affairs of State College.

o Technology based services that enhance the convenience for customers to conduct business at the Bank.

o Availability of a wide array of financial services coordinated by a team of personal bankers dedicated to meeting customer needs.

     On March 24, 1998, Nittany Financial Corp. signed the Branch Purchase Agreement to acquire two offices and assume the deposits of an existing commercial bank. As such, the Bank has acquired a "turnkey" operation which can open immediately upon receipt of regulatory approval.

     By acquiring these offices, the Bank will have fully-equipped offices, with favorable rents, good locations and existing personnel and deposit customers. The two offices will place the Bank downtown directly across from the Old Main building of the Pennsylvania State University and in one of the primary residential/business districts on North Atherton. The offices will provide the Bank with ATMs, a drive-in facility and safety deposit boxes. Furthermore, the fixed assets are being acquired at book value. Since these assets have already been written down significantly, the Bank will be able to acquire these assets at cost significantly below the cost to build and furnish a new office, which will in part offset the premium paid for the deposits.

Market Area

     The Bank's main office will be located at 116 East College Avenue, State College, Pennsylvania. The Bank will have a branch office located at 1276 North Atherton Street, State College, Pennsylvania. The Bank's primary market will be the borough of State College and the surrounding townships of State College, Ferguson, Halfmoon, Harris and Patton. To a much lesser degree, the Bank's secondary market will consist of the adjacent townships of Centre County.

     State College is best known for its location as the home of the Pennsylvania State University. In addition to education, tourism, agriculture, high tech and health care are important to the area's growing economy. Centre County comprises 25 townships and 11 boroughs and is, area-wise, the State's fifth largest county. State College and the five townships of College, Ferguson, Halfmoon, Harris and Patton have a combined population of approximately 72,000. In addition, Penn State houses more than 19,000 students. State College is 135 miles from Pittsburgh, 170 miles from Baltimore and 190 miles from Philadelphia.

Competition

     Competition for deposits and loans is strong among savings institutions, commercial banks, mortgage banks, mortgage brokers, credit unions and money market funds. There is also increasing competition from securities firms and other financial service corporations not traditionally engaged in the banking or savings business. The primary factors with which institutions compete for deposits and loans are interest rates, loan origination fees and range of services offered.

     Centre County, which includes the Bank's primary market areas is served almost entirely by large, regional financial institutions, almost all of which are headquartered out of the area. These financial institutions include Mellon Bank, NA (Greensburg, PA), First Union (formerly Core States) (Charlotte,

North Carolina); Northwest Savings Bank (Warren, PA), PNC Bank (Pittsburgh), First Commonwealth Bank (Indiana, PA), Omega Bank (State College), and Mid-State Bank (Harrisburg, PA). Reliance Bank (proposed Altoona, PA). The area also includes Corning Employees Credit Union, Penn State Federal Credit Union, SPE Federal Credit Union and State College Federal Credit Union. Omega Bank, with nine branches, is the only banking institution headquartered in State College.

     All of these institutions have been in existence for a longer period of time than the Bank, are better established than the Bank and have financial resources substantially greater than those of the Bank. The Bank will have an existing deposit base when it commences operations, but will be competing for deposits with these larger established institutions as well as with investment bankers, money market mutual funds and other non-traditional financial intermediaries. The Bank will have to attract its loan customer base from existing financial institutions and from growth in the community.

Market Strategy

     The Bank's objective will be to create a customer-driven financial institution focused on providing value to clients by delivering products and services matched to the clients' needs. It is believed that customers will be drawn to a locally managed institution that demonstrates an active interest in its customers and their business and personal financial needs.

     The banking industry in the Bank's market area has experienced substantial consolidation in recent years. Many of the area's locally owned or managed financial institutions have either been acquired by large regional bank holding companies or have been consolidated into branches. This consolidation has been accomplished by increasing fees for bank services, the dissolution of local boards of directors, management and personnel changes and, in the perception of the Organizers, a decline in the level of customer service. With the permissibility of interstate banking and the recent announcement of several mergers by large financial institutions, this type of consolidation is expected to continue. The Organizers believe that the present competitive and economic environment is right for a new, independent, locally managed bank to service the financial needs of residents of State College.

Lending Activities

     General. The Bank intends to originate residential and commercial real estate mortgage loans, consumer loans and small business commercial loans. The Bank intends to originate most of its loans within the primary market area.

     Loan Fees and Service Charges. In addition to interest earned on loans, the Bank will generally recognize fees and service charges which consist primarily of loan servicing fees and late charges. The Bank intends to have lower and fewer fees and charges than most, if not all, of the other financial institutions doing business in the primary market area.

     Loans to One Borrower. Under applicable regulations, the Bank's maximum loan to one borrower limit will initially be $500,000. However, the Bank may originate larger loans and sell participation interests to other financial institutions.

     Delinquencies. The Bank's collection procedures are expected to provide that when a loan is 15 days' past due, a late charge is added and the borrower is contacted by mail and/or telephone and payment requested. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower. Additional late charges may be added and, if the loan continues in a delinquent status for 90 days or more, the Bank will likely initiate foreclosure proceedings unless other repayment arrangements are made.

     Non-Performing Assets and Asset Classification. Loans will be reviewed on a regular basis and classified in accordance with the requirements of the OTS and the Bank. The Bank's internal classifications will be reviewed annually by an independent, outside loan review.

Investment Activities

     The Bank will be required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. The Bank will maintain a liquidity portfolio in excess of regulatory requirements. Until the Bank is able to originate sufficient loans, it expects to leverage its capital by investing deposits and borrowed money in securities and other investments at a positive interest rate spread exceeding the cost of its deposits and borrowings. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of the level of yield that will be available in the future, as well as management's projections as to the short term demand for funds to be used in the Company's loan origination and other activities. The Company intends to invest primarily in U.S. Government and agency obligations, federal funds sold and mortgage-backed securities.

Sources of Funds

     General. Deposits will be the major source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank will derive funds from amortization and prepayment of loans and securities, sale or maturities of investment securities, operations and, if needed, advances from the Federal Home Loan Bank ("FHLB") of Pittsburgh. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

     Deposits. Consumer and commercial deposits will be attracted principally from within the Bank's Primary Market Area through the offering of a broad selection of deposit instruments including NOW, regular savings, money market deposit, term certificate accounts (including negotiated jumbo certificates in denominations of $100,000 or more) and individual retirement accounts and Keogh accounts. The Bank also intends to offer a passbook account, which is generally no longer available at other banks. Deposit account terms will vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Bank will regularly evaluate the internal cost of funds, survey rates offered by competing institutions, review the Bank's cash flow requirements for lending and liquidity and execute rate changes when deemed appropriate. The Bank does not anticipate obtaining funds through brokers.

     Set forth below is a description of the accounts, by type and amount, for the Offices to be acquired by the Branch Purchase Agreement at March 31, 1998.


North Atherton Office
---------------------
                                                         Amount at
Type of Account                                        March 31, 1998
---------------                                        --------------

                                                       (In Thousands)

Checking                                                  $   167

NOW                                                           642

Savings                                                     1,772

Certificates of Deposit                                     2,315

Jumbo CDs                                                     336

IRAs                                                          161
                                                           ------
     Total                                                $ 5,393
                                                           ======



College Avenue Office
---------------------
                                                        Amount at
Type of Account                                       March 31, 1998
---------------                                       --------------

                                                      (In Thousands)

Checking                                                  $   649

NOW                                                           835

Savings                                                     2,294

Certificates of Deposit                                     1,954

Jumbo CDs                                                     413

IRAs                                                           71
                                                           ------
     Total                                                $ 6,214
                                                           ======


Employees

     The Bank anticipates having 14 full-time equivalent employees, including two - three executive officers, when it commences operations. The executive officers of the Company are expected to initially include the President and Chief Executive Officer and a Senior Lending Officer. In addition, the Company or the Bank may employ a Chief Financial Officer at or subsequent to the opening of the Bank. The remaining employees will provide staff support in the teller, new accounts, loan processing functions. The employees of the Bank will concentrate on providing personal banking services to the customers of the Bank. Non-banking services, such as accounting, data processing and maintenance will be outsourced to companies specializing in those areas. The Company anticipates having the same executive officers of the Bank act as executive officers of the Company and in the same capacity. No other employees of the Company are anticipated at this time. See "Management of the Company" and "Management of the Bank."

     Total compensation for the Bank's employees for the first full year of operations is projected to be $398,000. In addition, the Bank intends to provide its employees with certain benefits programs, including medical insurance, paid vacation time and sick leave. Directors will receive no cash compensation. A stock option plan is expected to be adopted by the Board, subject to stockholder approval. Other benefit programs such as a profit sharing plan may also be adopted following commencement of operations of the Bank.

                                   REGULATION

     Set forth below is a brief description of certain laws which relate to the Company and the Bank. The description is not complete and is qualified in its entirety by references to applicable laws and regulation.

Holding Company Regulation

     General. The Company will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over the Company and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to the Company and the Bank. This regulation is intended primarily for the protection of the Bank's depositors and not for the benefit of the stockholders of the Company.

     Qualified Thrift Lender ("QTL") Test. Since the Company will only own one savings institution, it will be able to diversify its operations into activities not related to banking, if the Bank satisfies the QTL test. If the Company controls more than one savings institution, it would lose the ability to diversify its operations into non-banking related activities, unless such other savings institutions each also qualify as a QTL or were acquired in a supervised acquisition. See "- Savings Institution Regulation -- Qualified Thrift Lender Test."

     Restrictions on Acquisitions. the Company must obtain approval from the OTS before acquiring control of any other SAIF-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

Savings Institution Regulation

     General. As a federally chartered, SAIF-insured savings institution, the Bank is subject to extensive regulation by the OTS and the FDIC. The Bank's lending activities and other investments must comply with various federal and state statutory and regulatory requirements.

     The OTS, in conjunction with the FDIC, will regularly examine the Bank and prepare reports for the consideration of the Board of Directors on any deficiencies that the OTS finds in the Bank's operations. The Bank's relationship with the depositors and borrowers also will be regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of its mortgage documents.

     The  Bank  must  file  reports  with the OTS and the  FDIC  concerning  its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on the Bank's operations.

     Insurance of Deposit Accounts. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

     Because a significant portion of the assessments paid into the SAIF by savings institutions were used to pay the cost of prior savings institution failures, the reserves of the SAIF were below the level required by law. The BIF had, however, met its required reserve level during the third calendar quarter of 1995. As a result, deposit insurance premiums for deposits insured by the BIF were substantially less than premiums for deposits which are insured by the SAIF. Legislation to capitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF became effective September 30, 1996. The recapitalization plan provided for a special assessment equal to $.657 per $100 of SAIF deposits held at September 30, 1995, in order to increase SAIF reserves to the level required by law. Certain BIF institutions holding SAIF-insured deposits were required to pay a lower special assessment.

     The recapitalization plan also provides that the cost of prior failures which were funded through the issuance of Fico Bonds (bonds issued to fund the cost of savings institution failures in prior years) will be shared by members of both the SAIF and the BIF. This will increase BIF assessments for healthy banks to approximately $.0125 per $100 of deposits in 1998. SAIF assessments for healthy savings institutions in 1998 will be approximately $.0628 per $100 in deposits and may be reduced, but not below the level set for healthy BIF institutions.

     The FDIC has lowered the rates on assessments paid to the SAIF and widened the spread of those rates. The FDIC's action established a base assessment schedule for the SAIF with rates ranging from 4 to 31 basis points, and an adjusted assessment schedule that reduces these rates by 4 basis points. As a result, the effective SAIF rates range from 0 to 27 basis points as of October 1, 1996. In addition, the FDIC's final rule prescribed a special interim schedule of rates ranging from 18 to 27 basis points for SAIF-member savings institutions for the last quarter of calendar 1996, to reflect the assessments paid to the Financing Corp. (Fico Bonds). Finally, the FDIC's action established a procedure for making limited adjustments to the base assessment rates by rulemaking without notice and comment, for both the SAIF and the BIF.

     The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings institutions under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and elimination of the separate federal regulation of thrifts. As a result, the Bank may have to convert to a different financial institution charter and be regulated under federal law as a bank, including being subject to the more restrictive activity limitations imposed on national banks. The Bank cannot predict the impact of the proposed legislation unless and until the legislation requiring such change is enacted.

     Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. The Bank's capital ratios, which are set forth under "Historical and ProForma Capital Compliance," will be well in excess of these requirements.

     Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

     The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

     The risk-based capital standards of the OTS generally require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

     The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS may require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. However, due to the Bank's net size and risk-based capital level, it is exempt from the interest rate risk component.

     In accordance with the requirements of the Federal Deposit Insurance Corporation with respect to the Application for Insurance of Deposits of Nittany Bank, the Organizers agreed to maintain a Tier 1 Capital ratio to total estimated assets of at least 8% and an adequate allowance for loan and lease losses for the first three years of operation of the Bank from the date the FDIC deposit insurance is effective.

     Dividend and Other Capital Distribution Limitations. OTS regulations require the Bank to give the OTS 30 days advance notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by the Bank to the Company.

     OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. The Bank expects to qualify as a Tier 1 institution, but there can be no assurance that it will achieve this goal.

     In the event the Bank's capital falls below the fully phased-in requirement or the OTS notifies the Bank that it needs more than normal supervision, the Bank would become a Tier 2 or Tier 3 institution and as a result, its ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

     In January 1998, the OTS proposed amendments to its current regulations with respect to capital distributions by savings associations. Under the proposed regulation, savings associations that would remain at least adequately capitalized following the capital distribution, and that meet other specified requirements, would not be required to file a notice or application for capital distributions (such as cash dividends) declared below specified amounts. Under the proposed regulation, savings associations which are eligible for expedited treatment under current OTS regulations are not required to file a notice or an application with the OTS if (i) the savings association would remain at least adequately capitalized following the capital distribution and (ii) the amount of capital distribution does not exceed an amount equal to the savings association's net income for that year to date, plus the savings association's retained net income for the previous two years. Thus, under the proposed regulation, only undistributed net income for the prior two years may be distributed in addition to the current year's undistributed net income without the filing of an application with the OTS. Savings associations which do not qualify for expedited treatment or which desire to make a capital distribution in excess of the specified amount, must file an application with, and obtain the approval of, the OTS prior to making the capital distribution. Under certain other circumstances, savings associations will be required to file a notice with OTS prior to making the capital distribution. The OTS proposed limitations on capital distributions are similar to the limitations imposed upon national banks. The Company is unable to predict whether or when the proposed regulation will become effective.

     A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings institution cannot distribute regulatory capital that is needed for its liquidation account.

     Qualified Thrift Lender Test.  Savings  institutions  must meet a qualified thrift lender ("QTL") test. If the Bank maintains an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, the Bank will continue to enjoy full borrowing privileges from the FHLB of Pittsburgh. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings institutions may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months.

     Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings institution or its subsidiaries and its affiliates be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. The Bank's affiliates include the Company and any company which would be under common control with the Bank. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

     Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. Monetary penalties may be imposed upon institutions for violations of liquidity requirements.

     Federal Home Loan Savings Bank System. The Bank will be a member of the FHLB of Pittsburgh, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

     As a member, the Bank will be required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

     The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

     Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

                            MANAGEMENT OF THE COMPANY

     The Board of Directors of the Company currently consists of the same individuals who will serve as directors of the Bank. The Company's articles of incorporation and bylaws require that directors be divided into four classes, as nearly equal in number as possible. Each class of directors serves for a four-year period, with approximately one-fourth of the directors elected each year. The Bank's officers will be elected by the Board and serve at the Board's discretion.

                             MANAGEMENT OF THE BANK
Directors

     The Board of Directors of the Bank is currently composed of five members. The Bank expects to add additional directors after opening for business. The proposed stock charter and bylaws for the Bank require that directors be divided into three classes, as nearly equal in number as possible. The officers are elected annually by the Board and serve at the Board's discretion.

     The following table sets forth information with respect to the directors, executive officers, and significant employees, all of whom will continue to serve in the same capacities after the Offering. The Bank is currently negotiating with two individuals, one to become Vice President and Senior Lending Officer and the other to become Vice President and Chief Financial Officer.


                                                                              Common Stock Subscriptions
Directors                                Age(1)           Position                      Number(2)         Percentage (2)(3)
---------                                ------           --------            --------------------------  -----------------
Samuel J. Malizia                          43             Chairman of the
                                                          Board                          32,435                4.99
David Z. Richards, Jr.                     37             President, CEO                  5,250                  --  (4)
                                                          and Director
Donald L. Musso                            38             Director                       18,333                2.82
William A. Jaffe                           59             Director and                    6,375                  --  (4)
                                                          Secretary
D. Michael Taylor                                         Director                       11,834                1.82

-------------
(1)  At March 8, 1998.
(2)  Includes shares purchased in the Private Offering.
(3) Based upon 650,000 shares (outstanding after the issuance of Common Stock in the Private Placement, the Offering, and the Branch Purchase.)
(4)  Less than 1%

     There is no family relationship between any director or executive officer. No director or executive officer has filed a petition in bankruptcy in the past five years, nor been convicted in a criminal proceeding. The business experience for the past five years of each of the directors and executive officers is as follows:

     DAVID Z. RICHARDS, JR. was President and Chief Executive Officer of Mifflinburg Bank and Trust Company of Mifflinburg, Pennsylvania from 1991 until 1997. While under his direction, Mifflinburg Bank and Trust became one of the first financial institutions in Pennsylvania to implement digital image technology. He also developed a unique asset management program through a strategic affiliation with an asset management firm, supervised the construction and opening of a new retail banking center and opened three additional offices in new markets. From 1978 until 1990, he served in various capacities, including Vice President and Financial Officer of The First National Bank of Danville, Pennsylvania. While at FNB Danville, he helped pioneer many services, including the introduction of the biweekly mortgage in the United States, and implemented one of the first discount brokerage operations at a community bank. In 1997 he was appointed to the Executive Committee of the Pennsylvania Bankers Association, for which he has chaired and served on several committees. He formerly served as President of LUN Data Inc., a multi-owned data processing consortium. Mr. Richards is a native of central Pennsylvania who has worked as a community banker since beginning as an intern during high school and college. He is a graduate of Susquehanna University in Finance and The Stonier Graduate School of Banking.

     SAMUEL J. MALIZIA is the managing partner of the law firm of Malizia, Spidi, Sloane & Fisch, P.C. (MSS&F), a law firm headquartered in Washington, DC with a State College, Pennsylvania office. For over 18 years, Mr. Malizia has specialized in transactional, securities and regulatory matters for financial institutions and related entities. He has represented hundreds of institutions nationally in connection with securities offerings, mergers and acquisitions, corporate reorganizations, stockholder and regulatory matters. He received a Bachelor of Science Degree with Distinction in accounting from the Pennsylvania State University and a Juris Doctor Degree from the George Washington University. He served as Attorney Advisor to Special Trial Judge Francis Cantrel at the United States Tax Court and attended the Masters of Law in Taxation program at the Georgetown University. He was associate editor of the Tax Lawyer. He is a member of the Pennsylvania and District of Columbia bars, the U.S. Tax

Court, U.S. Claims Court, U.S. Court of Appeals for the District of Columbia and a member of the Federal Bar Association and American Bar Association. He is a member of the Conference on Consumer Finance Law, several committees for industry trade groups, and a frequent speaker at state and national league meetings. He is the author of several articles pertaining to mutual- to-stock conversions, mutual holding companies, mergers and acquisitions, the Community Reinvestment Act, charter conversions, and securities offerings. He is a native of Pennsylvania, a resident of State College and an alumnus of several Pennsylvania State Universities organizations, including Lions Paw, Skull and Bones Honor Society, Beta Alpha Psi and Omicron Delta Kappa.

     DONALD J. MUSSO is the founder of FinPro, Inc., a consulting and investment banking firm which specializes in providing advisory services nationally to the financial institutions industry. Mr. Musso has a Bachelor of Science in Finance from Villanova University and an MBA in Finance from Fairleigh Dickinson University. Mr. Musso's corporation has represented dozens of financial institutions nationally in connection with business plans, appraisals, asset liability management, strategic planning, branch acquisitions and de novo financial institutions. Prior to establishing FinPro, he had direct industry experience, having managed the Corporate Planning and Mergers and Acquisitions departments for Meritor Financial Group, a $20 billion dollar institution in Philadelphia. Prior to that, he was responsible for the banking, thrift and real estate consulting practice in New Jersey for DeLoitte, Haskins and Sells.

     WILLIAM A. JAFFE is the President and owner of The Jaffe Group, a Human Resource Consultancy, headquartered in State College, Pennsylvania, which he established in January 1996. Previously, he was Compensation and Human Resource Practice Leader for the Mid-Atlantic Region and/or Alexander Consulting Group. His resume includes 21 years with Towers Perrin as a Vice President and Unit Head. His expertise includes salary management, incentive pay, executive compensation, human resource and related organizational effective issues. He received his Bachelor of Arts degree in journalism from The Pennsylvania State University and Masters of Science degree in Management from the University of Illinois. He is an active member of several public and non-profit organizations. He is President of The Mount Nittany Conservancy and on the Executive Committee for the Nittany Lion Club, The Penn State College of Communications Alumni Society, and the Penn State Hillel Foundation. He is an alumnus of several Pennsylvania State University organizations, including Lions Paw, Skull and Bones Honor Society and The Daily Collegian. He is a member of the American Compensation Association and the Society for Human Resource Management. He was a board member of Acme and Chairman of its Government Relations Committee and an adjunct associate professor at The George Washington University from 1991 to 1995. He was an Executive Committee and Board member of several not-for-profits in the Washington, DC area. In 1996, he was named a Penn State Alumni Fellow.

     D. MICHAEL TAYLOR is an architect, real estate developer and entrepreneur, who has resided in the State College area for more than 20 years. Mr. Taylor has a Masters of Architecture degree from Kansas State University. Upon graduation, he spent several years in commercial architecture for Phillips Petroleum and other firms, specializing in retail construction for national companies. In addition to his architecture practice, Mr. Taylor is part owner of G-Wald-Taylor, a firm specializing in industrial pump sales to the paper and pulp industry. Mr. Taylor resides in State College and is active in many community organizations.

Remuneration of Directors and Officers

     Director Compensation. The Organizers do not intend for the Company to pay directors' fees until such time as the Company is profitable.

     Employment Agreement. The Company entered into an employment agreement with David Richards to serve as President and Chief Executive Officer of the Company and the Bank for a three-year term. Mr. Richards has received compensation since October 31, 1997 during the Bank's organizational period at an annual rate of $72,000. Upon the opening of the Bank, he will receive an annual compensation of $100,000.

     Pension Plan. The Bank will not initially sponsor a tax-qualified pension plan. Initially, the Bank may implement a 401(k) plan, which initially will have contributions only by the employee. In the future, the Bank will consider making contributions by the Bank.

     Stock Option Plan. The boards of directors expects to consider a stock option plan (the Option Plan) following the Offering, subject to approval by the Company's stockholders. The number of Options under the Option Plan will not exceed 10% of the shares outstanding. The exercise price is expected to be the fair market value of the Common Stock on the date of grant, but not less than $10.00 per share. Options are expected to vest over three years. The Board considers the adoption of the Option Plan to be in the best interests of the Company and its shareholders by assisting the Company and the Bank in attracting and retaining highly qualified individuals to serve as members of management and the Board.

Transactions with Related Parties

     After the Company commences operations, it may engage in transactions with its Organizers, officers, employees, directors or other affiliated persons only to the extent that such activities are permitted by, and consistent with, all applicable state and federal regulations. OTS and FDIC regulations impose a number of restrictions on transactions and dealings between the Company and affiliated persons. The definition of "affiliated person" includes the Company's directors and officers and their spouses and certain members of their immediate families. Also included as affiliated persons are certain persons, corporations and other organizations that have a close relationship with the Company as set out in the regulations. All dealings between the Company and its affiliated persons will have to comply with those regulations. The Company plans to adopt policies designed to assure compliance with those regulations. Such transactions, should they occur, are expected to be primarily in the nature of loans made in the ordinary course of business such as home loans, educational loans or consumer loans.

     Malizia, Spidi, Sloane & Fisch, P.C., attorneys at law, are and will continue providing legal services as special regulatory and securities to the Company and the Bank. An organizer of both entities is a principal of Malizia, Spidi, Sloane & Fisch, P.C. The agreed upon fees for services rendered in connection with this transaction are approximately $50,000, plus reimbursable expenses. Part of the payment for services rendered has been deferred until the closing of the Offering. Reimbursable expenses are paid by the Company as incurred, and billed.

     FinPro, Inc. has provided consulting services and assistance to management of the Company and Bank regarding the development of financial proforma projections, a market feasibility study, and the application process with the appropriate regulatory agencies and Governmental bodies. A principal of FinPro, Inc. is also an organizer for each of the entities. The agreed upon fees for services to be rendered approximate $20,000, plus reimbursable expenses. Part of the payment for services rendered will be deferred until regulatory approvals have been obtained regarding the applications for formation and the initiation of operations by the Bank.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 10,000,000 shares of the Common Stock, $0.10 par value, and 5,000,000 shares of serial preferred stock. The Company does not intend to issue any shares of serial preferred stock in the Offering, nor are there any present plans to issue such preferred stock following the offering. The following is a summary of certain terms of the Common Stock and is subject to and qualified in its entirety by reference to the articles of incorporation and bylaws of the Company which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

     Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the Common Stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock and will not be permitted to cumulate their votes in the election of the Company's directors.

     Liquidation. In the unlikely event of the complete liquidation or dissolution of the Company, the holders of the Common Stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company (including all savings accounts and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any serial preferred stock which may be issued in the future; and (iv) any interests in the liquidation account.

     Restrictions on Acquisition of the Common Stock. See "Certain Anti-Takeover Provisions" for a discussion of the limitations on acquisition of shares of the Common Stock.

     Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Company without first offering such shares to existing stockholders of the Company. The Common Stock is not subject to call for redemption, and the outstanding shares of Common Stock when issued and upon receipt by the Company of the full purchase price therefor will be fully paid and non-assessable.

     Issuance of Additional Shares. Other than shares to be issued pursuant to the Stock Option Plan, the Company has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the Common Stock. In the future, the authorized but unissued and unreserved shares of the Common Stock will be available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering, or under employee benefit plans. Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the Common Stock are to be issued.

Serial Preferred Stock

     None of the 5,000,000 authorized shares of serial preferred stock of the Company will be issued in the Offering. After the Offering is completed, the Board of Directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the Common Stock. The Board of Directors has no present intention to issue any of the serial preferred stock.

Certain Anti-Takeover Provisions

     The following discussion is a general summary of the material provisions of the articles of incorporation, bylaws, and certain other regulatory provisions of the Company, which may be deemed to have such an anti-takeover effect.

Provisions of the Company's Articles of Incorporation and Bylaws

     Election of Directors. Certain provisions of the Company's articles of incorporation and bylaws will impede changes in majority control of the Board of Directors. the Company's articles of incorporation provide that the Board of
Directors of the Company will be divided into four staggered classes, with directors in each class elected for four-year terms. Thus, it would take three annual elections to replace a majority of the Company's board. the Company's articles of incorporation provide that the size of the Board of Directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The articles of incorporation also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the articles of incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

     The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of at least a majority of the shares of the Company entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

     Restrictions on Call of Special Meetings. The articles of incorporation of the Company provide that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the Board of Directors.

     Absence of Cumulative Voting. the Company's articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

     Authorized Shares. The articles of incorporation authorizes the issuance of 10,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the Offering to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

     Procedures for Business Combinations. The articles of incorporation require the affirmative vote of at least 80% of the outstanding shares of the Company for any merger, consolidation, liquidation, or dissolution of the Company or any action that would result in the sale or other disposition of at least 50% of the tangible assets of the Company, unless the transaction has been approved by two-thirds of the Board of Directors. Any amendment to this provision requires the affirmative vote of at least 80% of the outstanding shares of the Company.

     Amendment to Articles of Incorporation and Bylaws. Amendments to the Company's articles of incorporation must be approved by the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation).

     The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote in the election of directors cast at a meeting called for that purpose.

     Regulatory Restrictions. Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

Shares Eligible for Future Sale

     Upon completion of the Offering, the Company will have a minimum of 551,000 and a maximum of 651,000 shares of Common Stock outstanding. All shares of Common Stock issued in the Offering will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company) which shares will be subject to the resale limitations of Rule 144 under the Securities Act. After the Offering, shares of Common Stock held by affiliates will be considered "control shares", and are eligible for sale in the public market in compliance with Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three month period, a number of restricted shares as to which at least one year has elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company in an amount that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, or (ii) if the Common Shares are quoted on the Nasdaq National Market or a stock exchange, the average weekly trading volume of the Common Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares as to which at least two years have elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company is entitled to sell them without regard to the volume, manner of sale, or notice requirements of Rule 144.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington D.C., counsel to the Company.

                                     EXPERTS

     The financial statements of the Company included herein and elsewhere in this Prospectus from inception to December 31, 1997, have been included in reliance upon the report of S.R. Snodgrass A.C., Wexford, Pennsylvania, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. There have been no changes in or disagreements with the accountants.

                             Nittany Financial Corp.


                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Report of Independent Auditors..........................................     F-1

Balance Sheet...........................................................     F-2

Statement of Operations ................................................     F-3

Statement of Changes in Stockholders' Equity............................     F-4

Statement of Cash Flows.................................................     F-5

Notes to Financial Statements...........................................     F-6


         All schedules are omitted because they are not required or applicable or the required information is shown in the financial statements or the notes thereto.

SNODGRASS
Certified Public Accountants and Consultants

[LOGO]



                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------




Organizers
Nittany Financial Corp.

We have audited the accompanying balance sheet of Nittany Financial Corp. as of December 31, 1997, and the related statements of operations, and cash flows for the period from October 9, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nittany Financial Corp. as of December 31, 1997 and the results of its operations and its cash flows for the period from October 9, 1997 (inception) to December 31, 1997, in conformity with generally accepted accounting principles.



/s/S.R. Snodgrass, A.C.
-----------------------

Wexford, PA
May 5, 1998



S.R. Snodgrass, A.C.,
101 Bradford Road Wexford, PA 15090-6909    Phone: 724-934-0344    Facsimile: 724-934-0345

                             NITTANY FINANCIAL CORP.
                                  BALANCE SHEET


                                                                                            December 31,            March 31,
                                                                                                1997                  1998
                                                                                           ----------------     ------------------
                                                                                              (Audited)            (Unaudited)
ASSETS
Cash and interest-bearing deposits in banks                                              $          29,449    $           146,448
Furniture and equipment                                                                                  -                  2,649
Deferred organization costs                                                                         70,000                 70,000
                                                                                           ----------------     ------------------

            TOTAL ASSETS                                                                 $          99,449    $           219,097
                                                                                           ================     ==================



LIABILITIES
Accounts payable and accrued expenses                                                    $          75,226    $            70,180
Advances from organizers                                                                            50,000                      -
                                                                                           ----------------     ------------------
            TOTAL LIABILITIES                                                                      125,226                 70,180
                                                                                           ----------------     ------------------

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 5,000,000 shares authorized;
       none outstanding                                                                                  -                      -
Common stock, par value $ .10; 10,000,000 shares authorized,
       0 and 26,500 issued and outstanding                                                               -                  2,650
Common stock subscribed (0 and 13,500 shares)                                                            -                  1,350
Additional paid-in capital                                                                               -                296,000
Retained deficit                                                                                   (25,777)               (49,830)
                                                                                           ----------------     ------------------
                                                                                                   (25,777)               250,170
Common stock subscriptions receivable                                                                    -               (101,253)
                                                                                           ----------------     ------------------
            TOTAL STOCKHOLDERS' EQUITY                                                             (25,777)               148,917
                                                                                           ----------------     ------------------

            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $          99,449    $           219,097
                                                                                           ================     ==================


See accompanying notes to the financial statements.

                             NITTANY FINANCIAL CORP.
                             STATEMENT OF OPERATIONS

                                                      Period From
                                                    October 9, 1997         Three Months
                                                    (Inception) to               Ended
                                                    December 31, 1997       March 31, 1998
                                                    -----------------       --------------
                                                       (Audited)              (Unaudited)

INTEREST INCOME                                   $             295    $               464

EXPENSES
       Officer salary and benefits                           19,749                 20,827
       Occupancy and equipment                                    -                    439
       Professional services                                  5,908                  2,238
       Other                                                    415                  1,013
                                                    ----------------     ------------------
            Total expenses                                   26,072                 24,517
                                                    ----------------     ------------------

Loss before income taxes                                    (25,777)               (24,053)
Income taxes                                                      -                      -
                                                    ----------------     ------------------

NET LOSS                                          $         (25,777)   $           (24,053)
                                                    ================     ==================

LOSS PER SHARE                                                    -                 ($1.75)

AVERAGE SHARES OUTSTANDING                                        -                 13,770







See accompanying notes to the financial statements.

                             NITTANY FINANCIAL CORP.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                   Common
                                                         Common    Additional      Stock
                                                 Common  Stock      Paid-In     Subscriptions   Retained
                                                 Stock  Subscribed  Capital      Receivable     Deficit     Total
                                                 ------ ----------  --------    -------------   --------   --------
Net loss for period of October 9, 1997
   (Inception) to December 31, 1997            $     -  $      -   $       -  $             -  $ (25,777) $ (25,777)
                                                 -----    ------     -------    -------------   --------   --------

Balance, December 31, 1997 (Audited)                 -         -           -                -    (25,777)   (25,777)

Sale of common stock for
   cash ($7.50 per share)                        2,650     1,350     296,000         (101,253)              198,747

Net loss for three months
   ended March 31, 1998                                                                          (24,053)   (24,053)
                                                 -----    ------     -------     ------------   --------   --------

Balance, March 31, 1998 (Unaudited)            $ 2,650  $  1,350   $ 296,000   $     (101,253) $ (49,830) $ 148,917
                                                 =====    ======     =======     ============   ========   ========

                             NITTANY FINANCIAL CORP.
                             STATEMENT OF CASH FLOWS

                                                                                            Period From
                                                                                           October 9, 1997        Three Months
                                                                                            (Inception) to           Ended
                                                                                           December 31, 1997      March 31, 1998
                                                                                           -----------------      --------------
                                                                                             (Audited)             (Unaudited)
OPERATING ACTIVITIES
Net loss                                                                                 $         (25,777)   $           (24,053)
Adjustments to reconcile net loss to net cash provided
       by operating activities:
       Increase in accrued expenses                                                                  5,226                      -
                                                                                           ----------------     ------------------
            Net cash used for operating activities                                                 (20,551)               (24,053)
                                                                                           ----------------     ------------------

INVESTING ACTIVITIES
Purchase of one year bank certificate of deposit                                                         -                (10,548)
Cash paid for organizational costs                                                                       -                 (5,046)
Purchase of equipment                                                                                    -                 (2,649)
                                                                                           ----------------     ------------------
            Net cash used for investing activities                                                       -                (18,243)
                                                                                           ----------------     ------------------

FINANCING ACTIVITIES
Advances from organizers                                                                            50,000                      -
Proceeds from sale of common stock                                                                       -                148,747
                                                                                           ----------------     ------------------
            Net cash provided by financing activities                                               50,000                148,747
                                                                                           ----------------     ------------------


            Increase in cash and cash equivalents                                                   29,449                106,451

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                         -                 29,449
                                                                                           ----------------     ------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                               $          29,449    $           135,900
                                                                                           ================     ==================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Noncash financing activities
       Conversion of advances from organizers to common stock                            $                    $            50,000
       Stock subscriptions receivable                                                    $                    $           101,253




See accompanying notes to the financial statements.

                             NITTANY FINANCIAL CORP.
                          NOTES TO FINANCIAL STATEMENTS
           DECEMBER 31, 1997 (AUDITED) AND MARCH 31, 1998 (UNAUDITED)



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Basis of Presentation
     --------------------------------------

     Nittany Financial Corp. (the Company) was incorporated under the laws of the State of Pennsylvania on December 8, 1997, for the purpose of becoming a holding company, which will own all of the outstanding shares of capital stock of a proposed federal stock savings bank with the name Nittany Bank (Proposed Bank). The Company will be a unitary savings and loan holding company and will own only the Proposed Bank. As of March 31, 1998, the Company is capitalized to the extent currently considered necessary to provide adequate funding of the ongoing organization efforts of management in the formation of the Proposed Bank. The funds necessary to adequately capitalize the Proposed Bank will be raised through a contemplated initial public offering (IPO), which is discussed in greater detail in these notes. Upon satisfaction of the conditions of the IPO and appropriate regulatory approval is obtained, the Proposed Bank will purchase certain assets from and will assume certain deposit liabilities related to two State College, Pennsylvania branch offices of First Commonwealth Bank (Commonwealth). Qualifying customer bank deposit accounts will be insured by the Federal Deposit Insurance Corporation. The Proposed Bank will operate from these branch offices, as a community oriented bank concentrating on consumer residential and installment loan products and deposit services, from its headquarters in State College, Pennsylvania. The anticipated opening of the Proposed Bank is scheduled for the third quarter of 1998.

     As of the date of these financial statements, the Company's operations have been limited to in-formation procedures; raising capital, recruiting officers and staff, obtaining a banking facility and working towards obtainment of regulatory approval. Since the Company's planned principal operations have not yet commenced, no significant revenue has been derived therefrom. There is no assurance that the Company will be able to raise sufficient capital to satisfy minimum regulatory capital requirements. Further, if such capital requirements are not met, the formation of the Proposed Bank will be delayed or not materialize, and as such, the pending transactions with Commonwealth will not occur.

     The accounting and reporting policies of the Company conform with generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and income and expenses during the reported period. Actual results could differ from those estimates.

     In the opinion of management, the accompanying unaudited financial statements of the Company contain all adjustments necessary for the fair presentation of the Company's balance sheet, results of operations and cash flows for the three month period ending March 31, 1998. The results of operations for this interim period are not indicative of the results than may be expected for a full year and could be materially different if the Company was not an "in-formation" entity and operation.

     A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

     Deferred Organization Costs
     ---------------------------

     For the periods presented, the deferred organization costs represent contractually agreed upon fees to be paid by the Company for legal and consulting services upon receiving approval from the appropriate regulatory authorities regarding the formation and operation of the Proposed Bank, and the successful completion of the IPO. Such costs are for organization work being completed as well as the IPO. Offering expenses will be charged to stockholders' equity upon completion of the IPO. Organizational services relating to the preparation of regulatory applications, feasibility studies, and financial projections are considered costs of start-up activities and will be charged to expense once paid.

     Advances From Organizers
     ------------------------

     One of the organizers of the Company loaned money to the Company to cover organizational costs incurred during the months leading up to the Company formally organizing and authorizing the issuance of common stock to meet anticipated funding needs. This organizer received common stock in lieu of reimbursement for funds advanced during the three month period ending March 31, 1998.

     Income Taxes
     ------------

     The Company has not provided for a federal income tax provision for the period ending December 31, 1997, or for the three month period ending March 31, 1998, as the Company represents an entity in-formation and has incurred operating losses for each period. Further, the Company is anticipating a loss for the remainder of the start-up period to be incurred during 1998. As such, a 100% valuation allowance for the deferred tax assets, comprised of the tax benefits generated from the operating losses, has been recorded.

     Earnings Per Share
     ------------------

     Effective February 18, 1998, the Company formally had the ability to issue common stock and did so with its organizers from that date through March 31, 1998. For the interim period ending March 31, 1998, earnings per share is calculated using the weighted average number of shares outstanding from February 18, 1998. For 1998, the Company has maintained a simple capital structure, therefore, there are no dilutive effects on loss per share computations.

     Cash Flow Information
     ---------------------

     Cash equivalents include amounts due from banks, and interest-bearing deposits with banks that have original maturities of 90 days or less.

2.   STOCKHOLDERS' EQUITY AND INITIAL PUBLIC OFFERING

     Initial capitalization of the Company has occurred through the subscription and issuance of common stock, in a private placement which has been exclusively offered to the organizers of the Company during the first quarter of 1998. As of March 31, 1998, a total of 40,000 shares, at an offering price of $7.50 per share, have been subscribed to or issued.

     The Company intends to issue between 500,000 and 600,000 shares of common stock at $10 per share in an initial public offering (IPO). Current shares of common stock owned by the organizers as of March 31, 1998, and any additional shares issued prior to the IPO, will remain issued and outstanding. The Company anticipates purchasing all of the common stock to be issued by the Proposed Bank with the net proceeds received from the IPO.

3.   RELATED PARTY TRANSACTIONS

     Malizia, Spidi, Sloane & Fisch, P.C., attorneys at law, are and will continue providing legal and consulting services to the Company and the Proposed Bank. An organizer of both entities is a principal of Malizia, Spidi, Sloane & Fisch, P.C. The agreed upon fees for services to be rendered approximate $50,000, plus reimbursable expenses. The payment for services rendered has been deferred until the closing of the IPO. Reimbursable expenses are paid by the Company as incurred, and billed.

     FinPro, Inc. will provide consulting services and assistance to management of the Company and Proposed Bank regarding the development of financial pro forma projections, a market feasibility study, and the application process with the appropriate regulatory agencies and Governmental bodies. A principal of FinPro, Inc. is also an organizer for each of the entities. The agreed upon fees for services to be rendered approximate $20,000, plus reimbursable expenses. The payment for services rendered will also be deferred until regulatory approvals have been obtained regarding the applications for formation and the initiation of operations by the Proposed Bank.

4.   BRANCH PURCHASE AND ASSUMPTION AGREEMENT

     On March 24, 1998, the Company, through its organizers, entered into a Branch Purchase and Deposit Assumption Agreement (the Agreement), with Commonwealth, for the acquisition of certain assets and the assumption of certain deposit liabilities related to Commonwealth's branch offices located at 116 East College Avenue and 1276 North Atherton Street, State College, Pennsylvania. The effective closing date of the transactions is to occur only after receipt of all necessary approvals from the appropriate regulatory authorities regarding such transactions have been obtained. Further, regulatory approval regarding the formation of the Proposed Bank, which will operate the branch offices, must also be obtained prior to the consummation of the Agreement. In general, the Agreement can be terminated by Commonwealth or the Company if the effective closing date has not occurred by the earlier of September 30, 1998 or within 30 days of the receipt of all required regulatory approvals, unless mutually extended.

     Pursuant to the Agreement, the Company, through is anticipated subsidiary, the Proposed Bank, has agreed to: (i) assume approximately $11.4 million of deposit liabilities; (ii) purchase, at book value, any loans from these offices that are secured by deposit accounts and unsecured loans created by overdraft line arrangements with a customer; (iii) purchase, at book value, furniture, fixtures, equipment, and leasehold improvements owned by Commonwealth and located at each branch office; (iv) purchase the safe deposit box business conducted at the branches; (v) assume the lease contracts for each office; and (vi) purchase all cash funds on hand at each office.

     In consideration for the assumption of the deposit liabilities, the Company has agreed to pay Commonwealth a deposit premium of 10%. The premium will be paid using cash (9%) and common stock of the Company (1%). As of March 31, 1998, the estimated premium due to Commonwealth at closing is valued at $ 1.04 million.

                                                                      APPENDIX A

                             NITTANY FINANCIAL CORP.
                                   A proposed
                        Holding Company for Nittany Bank
                                (In Organization)

                           State College, Pennsylvania

                             SUBSCRIPTION AGREEMENT

                    THE OFFER OF THE SECURITIES IS MADE ONLY
                         BY THE ACCOMPANYING PROSPECTUS

         Subject to the terms and conditions of sale contained in the Prospectus dated ______, 1998, (the "Prospectus"), the undersigned hereby subscribes for the purchase of the number of shares shown below of the common stock ($0.10 par value), of Nittany Financial Corp. (the "Company"), a proposed holding company for Nittany Bank (In Organization) (the "Bank"). The purchase price is $10.00 per share and full payment is enclosed with this Subscription Agreement. Enclosed as payment for the shares subscribed to herein is a check, bank draft or money order payable to Roxborough-Manayunk Bank, Escrow Agent for Nittany Financial Corp.," in the amount shown below.

         Terms not otherwise defined herein shall have the same meaning as in the Prospectus.

         All subscriptions for the Offering are subject to a 100 share purchase minimum and a 30,000 share maximum purchase limitation per subscriber. For purposes of determining the maximum purchase limitation, the term subscriber includes all persons who are affiliates of the person submitting this Subscription Agreement (an affiliate is a person that directly, or indirectly, controls, is controlled by or is under common control with, the subscriber).

Method of Subscription

         All subscriptions must be made on this Subscription Agreement. Subscriptions are not binding until accepted by the Company. The Company reserves the right to reject any subscription, with or without cause. The Company will refuse any subscription by sending written notice to the subscriber by first-class mail within ten calendar days after receipt of the subscription, and the subscriber's Subscription Agreement and refund of payment will accompany such notice. Any Subscription Agreement which is completely and correctly filled out, which is accompanied by proper and full payment and which is physically received at the office of the Company by an employee or agent of the Company by the date set forth in the Prospectus, shall be deemed to have been accepted if it is not refused as hereinbefore provided within ten calendar days after such receipt.

         The Conditional Approval may require the Company to furnish regulators with a list of shareholders and certain information about their purchases. Failure to provide the information or to indicate that it is not applicable will result in rejection of the subscription.

         A completed Subscription Agreement and payment in full (made in the manner specified below) of the total subscription price for the number of shares subscribed should be mailed directly to the Company at the following address:

                             Nittany Financial Corp.
                                  Calder Square
                                 P.O. Box 10283
                        State College, Pennsylvania 16805

Subscriptions also may be delivered in person to the office of the Company at 637 Kennard Road, State College, Pennsylvania between 10:00 a.m. and 5:00 p.m. Monday through Friday.

IMPORTANT: PAYMENTS MUST BE MADE IN UNITED STATES FUNDS BY CHECK, BANK DRAFT OR MONEY ORDER PAYABLE TO "ROXBOROUGH-MANAYUNK BANK, ESCROW AGENT FOR NITTANY FINANCIAL CORP.," CHECKS MAY NOT BE MADE PAYABLE TO THE ORGANIZERS OF THE COMPANY. FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE SUBSCRIPTION AGREEMENT WILL RESULT IN THE SUBSCRIPTION BEING RETURNED BY THE ESCROW AGENT.

Terms of the Offering

         The Company is offering a minimum of 500,000 shares and a maximum of 600,000 shares at $10.00 per share pursuant to the Prospectus. The Offering will terminate at 5:00 p.m., State College, Pennsylvania Time, on ___________, 1998, unless extended by the Company for an additional 90 days until __________, 1998. The Company may extend the Offering beyond ___________, 1998, but in no event beyond __________ ___, 1998, without the approval of the OTS. If the Offering extends beyond __________ ___, 1998, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. The Organizers will mail to all subscribers who have theretofore received an Prospectus written notice of any such determination to terminate the Offering at least seven days prior to such termination. During this seven day period, the Organizers will continue to accept subscriptions for up to 600,000 shares. There will be only one closing.

         The Offering is being made subject to the requirements that at least 500,000 shares are sold. Pending receipt of insurance of accounts, payments received from subscribers will be held in an interest-bearing escrow account. Disbursement of the escrow funds to the Company will be made only upon satisfaction of all conditions to the Offering, including receipt of FDIC insurance of accounts.

         In the event that the Offering is not consummated by __________, 1998, unless extended to _________, 1998, and certain other conditions for final regulatory approval are not satisfied by that date, then the Offering will terminate on such date and all funds, including interest thereon after deduction of any reasonable organizational expenses not covered by the proceeds of a Private Placement to the Organizers of the Company, will be returned promptly to subscribers by the Escrow Agent. Subscribers will not be entitled to any return of funds during the Offering period. See "The Offering and Plan of Distribution
- Method of Subscription" in the Prospectus.

         If an extension to the Offering is obtained, subscribers would be provided a supplemental offering prospectus, declared effective by the SEC and an opportunity to increase (dependent upon the availability of shares), decrease or rescind their subscriptions. The Company will deliver an effective prospectus to all persons to whom the securities offered hereby are to be sold at least 48 hours prior to the acceptance or confirmation of sale to such persons or to send such a prospectus to such persons under circumstances that it would normally be received by them 48 hours prior to acceptance or confirmation of the sale.

         The Company has submitted an undertaking to the SEC to deliver an effective prospectus to all persons to whom the securities offered hereby are to be sold at least 48 hours prior to the acceptance or confirmation of sale to such persons or to send such circular to such persons under circumstances that it would normally be received by them 48 hours prior to the acceptance or confirmation of the sale.

Subscription Escrow Agreement

         Pending receipt of insurance of accounts, all payments made by the subscribers will be deposited and held in an interest-bearing escrow account maintained with the Escrow Agent. The Escrow Account will bear interest at the current rate paid from time to time by the Escrow Agent on its savings accounts. The Escrow Agent will maintain the records of the Escrow Account so that each subscriber's funds will be insured up to $100,000 by the Federal Deposit Insurance Corporation so long as such funds are held in the escrow account.

Receipts

         Not sooner than forty-eight hours after receipt of the subscriber's Subscription Agreement and payment in full for the shares subscribed the Company will deliver a receipt to the subscriber by first-class mail or by personal delivery.

Stock Certificates

         Within approximately seven business days after receipt of final regulatory approval and authorization to do business, the Company will cause to be mailed by first-class mail or deliver to each subscriber a certificate representing the shares of common stock purchased by such subscriber.

Acknowledgements

         The undersigned hereby acknowledges receipt of a copy of the Prospectus, and represents that this Subscription Agreement is made solely on the basis of the information contained in the Prospectus and is not made in reliance on any inducement, representation or statement not contained in the Prospectus. The undersigned understands that no person (including any Organizer) has authority to give any information or to make any representation not contained in the Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. The undersigned represents that this subscription is made for the benefit of the undersigned and not for the benefit of any other person who is not identified on this Subscription Agreement. The undersigned also acknowledges that there is in the Offering a minimum purchase requirement of 100 shares and a maximum purchase limitation of 30,000 shares. The undersigned is aware that ownership of 5% or more of the outstanding Common Stock could obligate the undersigned to comply with certain reporting and other requirements of federal and state banking and securities laws. The undersigned understands that the shares of the Common Stock offered by the Company are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental or private agency.

         This Subscription Agreement is made in consideration of the premises set forth in the Prospectus and the subscriptions of others, and the undersigned acknowledges that this Subscription Agreement creates a legally binding obligation unless refused by the Company.

Number of shares            at $10.00 per share (100 share minimum) equals $
                 ----------                                                 ----------------------
                                                                            (Total Purchase Price)

           -----------------------------------------------------------
           (Name(s) in which stock certificates should be registered*)


           -----------------------------------------------------------
           (Street Address)


           -----------------------------------------------------------
           (City/State/Zip Code)

                                                   (    )
           ---------------------------------       -------------------
           (Social Security or Tax I.D. No.)       (Telephone No.)


----------------------------------------    ------------------------------------
(Date)                                              (Signature)


----------------------------------------    ------------------------------------
(Date)                                              (Signature)


         *Stock certificates for shares to be issued in the names of two or more persons will be registered in the names of such persons as joint tenants with right of survivorship, and not as tenants in common.

         If shares are to be held in joint ownership, all joint owners should sign this Agreement. Information on the Agreement will be treated confidentially by the Company, to the extent permitted by applicable laws and regulations.

         If purchaser is a corporation or partnership, list the names of the principals of the corporation or partnership as well as the name of the corporation or partnership.

                             NITTANY FINANCIAL CORP.




                                 611,000 Shares
                                  Common Stock





                                   PROSPECTUS











                               Dated July __, 1998


                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Officers and Directors.

         Sections 1741 through 1747 of the Pennsylvania Business Corporation Act sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

         Provisions regarding indemnification of directors, officers, employees or agents of the Company are contained in Article 10 of the Company's Articles of Incorporation.

         Under a directors' and officers' liability insurance policy, directors and officers of the Company are insured against certain liabilities, including certain liabilities under the Securities Act, as amended.


Item 25.          Other Expenses of Issuance and Distribution

*        Legal services.....................................  $ 50,000
*        Accounting fees....................................     9,500
*        Registration fees .................................    20,000
*        Printing and engraving.............................    10,000
*        Consulting fees....................................    20,000
*        Blue Sky legal and filing fees.....................     5,000
*        Miscellaneous......................................     4,500
                                                              --------
         TOTAL..............................................  $119,000
                                                              ========

* Estimated. Includes all expenses in connection with all regulatory applications (i.e., SEC, OTS, and FDIC).


Item 26.          Recent Sales of Unregistered Securities.

         Set forth below is certain information concerning all sales of securities by the Company since inception that were not registered under the Securities Act of 1933 (the "Securities Act").

         During the first quarter of 1998, the Company offered to the Organizers 40,000 common shares at $7.50 per share for a total aggregate consideration of $300,000. As of the date of this Prospectus, the Company had received aggregate gross proceeds of $199,000 in addition to subscriptions receivables of $101,000. Such subscriptions are expected to be paid by June 30, 1998.

         The above sales were exempt from the registration requirements of the Securities Act pursuant to Section 3(b) and the provisions of Rule 504 of Regulation D.

Item 27.          Exhibits:

                  The exhibits filed as part of this Registration Statement are as follows:

                   3(i)    Amended Articles of Incorporation of Nittany Financial Corp.
                   3(ii)   Bylaws of Nittany Financial Corp.
                   4       Specimen Stock Certificate of Nittany Financial Corp.
                   4.1     Form of Subscription Agreement (included as Appendix A to the Prospectus)
                   5       Opinion of Malizia, Spidi, Sloane & Fisch, P.C.*
                  10       Employment Agreement with David Z. Richards
                  10.1     Branch Purchase and Deposit Assumption Agreement (including Amendment No.
                           1 to Agreement)
                  23.1     Consent of Malizia, Spidi, Sloane & Fisch, P.C. (included in Exhibit 5)*
                  23.2     Consent of S.R. Snodgrass, A.C.*
                  27       Financial Data Schedule**
                  99.1     Marketing Materials*

                  --------------
                  *    To be filed by amendment
                  **  Electronic filing only


Item 28. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                   (ii) Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.


         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in State College, Pennsylvania, on June 19, 1998.

                             NITTANY FINANCIAL CORP.



                             By: /s/David Z. Richards, Jr.
                                 -----------------------------------------------
                                 David Z. Richards, Jr.
                                 President, Chief Executive Officer and Director (Duly Authorized Representative)

         We the undersigned directors and officers of Nittany Financial Corp. do hereby severally constitute and appoint David Z. Richards, Jr. our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said David Z. Richards, Jr. may deem necessary or advisable to enable Nittany Financial Corp. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of Nittany Financial Corp.'s common stock, including specifically but not limited to, power and authority to sign for us or any of us, in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that David Z. Richards, Jr. shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of June 19, 1998.



/s/Samuel J. Malizia             /s/David Z. Richards, Jr.
-------------------------------  -----------------------------------------------
Samuel J. Malizia                David Z. Richards, Jr.
Chairman of the Board, Director  President, Chief Executive Officer and Director
  and Assistant Secretary        (Principal Executive, Financial and Accounting
                                   Officer)




/s/Donald L. Musso               /s/William A. Jaffe
-------------------------------  -----------------------------------------------
Donald L. Musso                  William A. Jaffe
Director                         Director and Secretary


/s/D. Michael Taylor
-------------------------------
D. Michael Taylor
Director